EXHIBIT 10.1
                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

                             BAYOU STEEL CORPORATION
                                  THE "COMPANY"

                                       AND

                             RICE PARTNERS II, L.P.

                                 THE "PURCHASER"

                                  JUNE 13, 1995
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                                TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----
Article I   Definitions.................................................... 1

Article II  The Warrant and Preferred Shares...............................15

            2.01  The Warrant and Preferred Shares.........................15
            2.02  Vesting of Second Warrants...............................15
            2.03  Legend...................................................16
            2.04  Exercise Price...........................................17
            2.05  Exercise.................................................17
            2.06  Taxes....................................................18
            2.07  Register.................................................18
            2.08  Transfer and Exchange....................................18
            2.09  Adjustments to Number of Shares Purchasable..............18
            2.10  Lost, Stolen, Mutilated, or Destroyed Instruments........22
            2.11  Stock Legend.............................................22

Article III Representations and Warranties.................................22

            3.01  Representations and Warranties of the Company............22
            3.02  Representations and Warranties of the Purchaser..........29

Article IV  Covenants......................................................30

            4.01  Financial Statements.....................................30
            4.02  Books and Records........................................31
            4.03  Disclosure of Material Matters...........................32
            4.04  Preservation of Existence and Conduct of Business........32
            4.05  Maintenance of Properties................................32
            4.06  Payment of Taxes and Claims..............................32
            4.07  Payment of Expenses......................................32
            4.08  Insurance................................................33
            4.09  Notices..................................................33
            4.10  Amendments to other Documents............................33
            4.11  Further Assurances.......................................33
            4.12  Compliance with ERISA and the Code.......................34
            4.13  Compliance with Regulations G, T, U and X................34
            4.14  Financial Covenants......................................34
            4.15  Fiscal Year..............................................36
            4.16  Board Observation and Membership.........................36
            4.17  Environmental Costs......................................37
            4.18  Laws.....................................................37

                                       (i)

            4.19  Inspection...............................................37
            4.20  Negative Covenants.......................................37
            4.21  Accountants..............................................39
            4.22  Notice...................................................39
            4.23  Warrant Rights...........................................40

Article V   Conditions.....................................................40

            5.01  Effectiveness of Senior Loan Documents...................40
            5.02  Series A Preferred Shares and Warrants...................40
            5.03  Acquisition..............................................41
            5.04  Due Diligence............................................41
            5.05  Approval.................................................41
            5.06  No Litigation; Consummation of Transactions..............41
            5.07  Closing Deliveries.......................................41
            5.08  Material Adverse Change..................................43
            5.09  Fees.....................................................43
            5.10  Representations and Agreements...........................43
            5.11  Proceedings; Consents....................................43

Article VI  Issuance Events................................................43

            6.01  Issuance Events..........................................43
            6.02  Remedies of Holders upon Occurrence of an Issuance Event.44
            6.03  Notice of Issuance Event.................................44

Article VII Miscellaneous..................................................45

            7.01  Indemnification..........................................45
            7.02  Default..................................................45
            7.03  Integration..............................................45
            7.04  Headings.................................................45
            7.05  Severability.............................................46
            7.06  Notices..................................................46
            7.07  Successors...............................................47
            7.08  Remedies.................................................47
            7.09  Survival.................................................47
            7.10  Counterparts.............................................47
            7.11  Other Business...........................................47
            7.12  Choice of Law............................................47
            7.13  Waivers; Modification....................................48
            7.14  Waiver of Jury Trial.....................................48
            7.15  Duties Among Holders.....................................48
            7.16  Actions By Holders.......................................48

                                      (ii)

ANNEX A     Form of Shareholder Agreement..................................51
ANNEX B     Form of Warrant................................................52
ANNEX C     Form of Second Warrants........................................53
ANNEX D     Statement of Designations, Preferences, Limitations and
             Relative Rights of Preferred Stock............................54
ANNEX E     Confidentiality Agreement......................................55

                                      (iii)
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                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

      PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (the "AGREEMENT") made as of June 13, 1995, by and between BAYOU STEEL CORPORATION, a Delaware corporation (the "COMPANY") and RICE PARTNERS II, L.P., a Delaware limited partnership (the "PURCHASER").

                                R E C I T A L S:

      Howard M. Meyers and Bayou Steel Properties Limited, a Delaware corporation (individually, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS") own beneficially and of record shares of the issued and outstanding capital stock of the Company as set forth on SCHEDULE 1.

      The Company and the Shareholders have entered into a Shareholder Agreement (the "SHAREHOLDER AGREEMENT") dated of even date with this Agreement with the Purchaser.

      THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      As used in this Agreement, the following terms have the meanings indicated:

      ACQUISITION. The transactions contemplated by the Acquisition Documents pursuant to which the Company acquired substantially all of the assets of Tennessee Valley Steel Corporation.

      ACQUISITION AGREEMENT. The Asset Purchase Agreement dated as of January 30, 1995, among Tennessee Valley Steel Corporation, TV Acquisition Corp., Bayou Steel Corporation, BT Commercial Corporation, and NationsBank, N.A. (Carolinas).

      ACQUISITION DOCUMENTS. The Acquisition Agreement and the agreements, documents, and instruments executed in connection with the Acquisition Agreement or contemplated by the Acquisition Agreement, and all amendments, modifications and supplements to the Acquisition Documents.

      ADDITIONAL SECURITIES. This term is defined in SECTION 2.09(A)(IV).

      AFFILIATE. With respect to any Person: (a) a Person that, directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; (b) any Person of which such Person or such Person's spouse is an officer, director, security holder, partner, or, in the case of a trust, the beneficiary or trustee; and (c) any Person that is an officer, director, security holder, partner, or, in the case of a trust, the beneficiary or trustee of such Person. The term "control" as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

      AGREEMENT. This term is defined in the preamble.

      ANNUALIZED PRINCIPAL AMORTIZATION. At any date, this term shall mean all regularly scheduled amortization payments made by the Company on Indebtedness during the twelve-month period ending on such date, excluding any excess cash flow recapture and excluding balloon payments due beyond five (5) years from the Closing Date.

      APPRAISED VALUE. The value determined in accordance with the following procedures. For a period of 30 days after the date of a Valuation Event (the "NEGOTIATION PERIOD"), each party to this Agreement agrees to negotiate in good faith to reach agreement on the Appraised Value of the securities or property at issue, as of the date of the Valuation Event, that will be the fair market value of such securities or property, without premium for control or discount for minority interests, illiquidity, or restrictions on transfer. In the event that the parties are unable to agree upon the Appraised Value of such securities or other property by the end of the Negotiation Period, then the Appraised Value of such securities or property will be determined for purposes of this Agreement by a recognized appraisal or investment banking firm mutually agreeable to the Holders and the Company (the "APPRAISER"). If the Holders and the Company cannot agree on an Appraiser within fifteen (15) days after the end of the Negotiation Period, the Company, on the one hand, and the Holders, on the other hand, will each select an Appraiser within twenty-one (21) days after the end of the Negotiation Period and those two Appraisers will select within twenty-five (25) days after the end of the Negotiation Period an independent Appraiser to determine the fair market value of such securities or property, without premium for control, discount for minority interests, illiquidity, or restrictions on transfer. Such independent Appraiser will be directed to determine fair market value of such securities or property as soon as practicable, but in no event later than sixty (60) days from the date of its selection. The determination of the fair market value pursuant to the procedure set forth herein will be conclusive and binding on all parties to this Agreement. Appraised Value of each share of Common Stock at a time when (i) the Company is not a reporting company under the Exchange Act and (ii) no class of the Common Stock is traded in the organized securities markets, will, in all cases, be calculated by determining the Appraised Value of the entire Company taken as a whole and dividing that value by the sum of (x) the number of shares of Common Stock then outstanding plus (y) the number of shares of Common Stock Equivalents, without premium for control or discount for minority interests, illiquidity, or restrictions on transfer. The costs of the Appraiser (other than the cost of an Appraiser selected by the Holders for purposes of selecting an independent appraiser) will be borne by the Company. In no event will the Appraised Value of the Common Stock or Other Securities be less than the per share consideration received or receivable with respect to any class of the Common Stock or securities or property of the same class as the Other Securities, as the case may be, in connection with a pending transaction involving a sale, merger, recapitalization, reorganization, consolidation, or share exchange, dissolution of the Company, sale or transfer of all or a majority of its assets or revenue or income generating capacity, or similar transaction. The prevailing market prices for any security or property will not be dispositive of the Appraised Value thereof.

      APPRAISER. This term is defined in the definition of Appraised Value.

      ASSET ACQUISITION. (i) Any capital contribution (by means of transfer of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock by the Company or any of its Subsidiaries in any other Person, in either case pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (ii) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

      ASSET SALE. Any direct or indirect sale, conveyance, transfer, lease or other disposition to any Person other than the Company, a Non-Recourse Subsidiary or a Wholly-Owned Recourse Subsidiary of the Company, one transaction or a series of related transactions, of (i) any Capital Stock of any Recourse Subsidiary of the Company or (ii) any other property or asset of the Company or a Recourse Subsidiary of the Company, in each case, other than in the ordinary course of business.

      AVERAGE MARKET VALUE. The average of the Closing Prices for the security in question for the thirty (30) trading days immediately preceding the date of determination.

      BSPL. This term shall mean Bayou Steel Properties Limited, a Delaware corporation.

      BAYOU STEEL CORPORATION (TENNESSEE). This term shall mean Bayou Steel Corporation (Tennessee), a Delaware corporation and wholly-owned Subsidiary of the Company.

      BUSINESS DAY. Each day of the week, except Saturdays and Sundays, and days that banking institutions are authorized by law to close in the states of Texas and Louisiana.

      BUYER. This term is defined in SECTION 4.02(A)(II) of the Shareholder Agreement.

      CAPITAL STOCK. As to any Person, its common stock and any other capital stock of such Person authorized from time to time, and any other shares, options, interests, participations, or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, options, warrants, preferred stock, phantom stock, stock appreciation rights, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents, and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

      CAPITALIZATION. For any Person shall mean the sum of (i) such Person's Funded Indebtedness plus (ii) such person's Tangible Net Worth.

      CERTIFICATE. The Certificate of Designations, Preferences, Limitations and Relative Rights of Series A Preferred Stock and Series B Preferred Stock, dated June 13, 1995, attached to this Agreement as ANNEX D.

      CERTIFICATE OF INCORPORATION. The Second Restated Certificate of Incorporation of the Company, dated August 3, 1988.

      CLASS A COMMON STOCK. Shares of the Company's Class A Common Stock, $.01 par value, as more particularly defined in the Certificate of Incorporation.

      CLASS B COMMON STOCK. Shares of the Company's Class B Common Stock, $.01 par value, as more particularly defined in the Certificate of Incorporation.

      CLASS C COMMON STOCK. Shares of the Company's Class C Common Stock, $.01 par value, as more particularly defined in the Certificate of Incorporation.

      CLOSING DATE. June 13, 1995.

      CLOSING PRICE.

            (a) If the primary market for the security in question is a national securities exchange registered under the Exchange Act, the NASDAQ(R) -- National Market, or other market or quotation system in which last sale transactions are reported on a contemporaneous basis, the last reported sales price, regular way, of such security for such day, or, if there has not been a sale on such trading day, the highest closing or last bid quotation therefor on such trading day (excluding, in any case, any price that is not the result of bona fide arm's length trading); or

            (b) If the primary market for such security is not an exchange or quotation system in which last sale transactions are contemporaneously reported, the highest closing or last bona fide bid or asked quotation by disinterested Persons in the over-the-counter market on such trading day as reported by the National Association of Securities Dealers through NASDAQ(R) or its successor or such other generally accepted source of publicly reported bid quotations as the Holders designate from time to time.

      CODE. The Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

      COMMON STOCK. The Class A Common Stock, the Class B Common Stock, the Class C Common Stock and any class of Capital Stock of the Company now or later authorized having the right to share without limit in distribution either of earnings or assets of the Company subject to the rights of any preferred stock.

      COMMON STOCK EQUIVALENT. Any option, warrant, right, or similar security exercisable into, exchangeable for, or convertible into Common Stock.

      COMMISSION. The Securities and Exchange Commission and any successor federal agency having similar powers.

      COMPANY. Bayou Steel Corporation, a Delaware corporation and any successor or assign, and, unless the context requires otherwise, the term Company includes any Subsidiary.

      CONSOLIDATED INTEREST EXPENSE. For any period means the sum of (a) the aggregate interest expense (including amortization of original issue discount and non-cash interest payments or accruals) of such Person and its Consolidated Recourse Subsidiaries for such period and (b) to the extent not included in clause (a), all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing, the net cost associated with Interest Rate Agreements and Currency Agreements, amortization of other financing fees and expenses and the interest portion of any deferred payment obligation.

      CONSOLIDATED RECOURSE SUBSIDIARY. A Recourse Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

      CONTROLLED GROUP. Any group of organizations within the meaning of section 414(b), (c), (m), or (o) of the Code of which the Company is a member.

      CO-SELL SHARES. This term is defined in SECTION 4.02(C) of the Shareholder Agreement.

      CO-SELLERS. This term is defined in SECTION 4.02(C) of the Shareholder Agreement.

      CREDIT AGREEMENT. The Credit Agreement between the Company and the Senior Lender, dated as of June 28, 1989, as amended and restated through June 13, 1995, and all documents and instruments delivered pursuant thereto in connection with the loans and advances made, and letters of credit issued, thereunder.

      CURRENCY AGREEMENT. Any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

      DEBT SERVICE. For any period of determination, this term shall mean Net Interest Expense for such period PLUS dividends on the Preferred Shares paid during such period (or which should have been paid per Annex D of this Agreement) PLUS Annualized Principal Amortization.

      DEBT SERVICE COVERAGE RATIO (ACTUAL). At any date, this term shall mean the ratio of (a) EBITDA for the twelve-month period ending on such date MINUS income taxes paid; to (b) Debt Service for the twelve-month period ending on such date.

      EBITDA. For any period of determination, this term shall mean Net Income for such period PLUS the sum of the following amounts deducted in arriving at such Net Income:

      (a) Net Interest Expense; (b) depreciation, amortization and other non-cash charges; and (c) income taxes.

      EBITDA RATIO. The ratio, on a pro forma basis, of (a) EBITDA of Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the EBITDA Ratio (the "Transaction Date") to (b) the Net Interest Expense of such Person during such Reference Period; provided, that in making such computation, (i) the incurrence of the Indebtedness giving rise to the need to calculate the EBITDA Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period; (ii) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period but prior to the incurrence of the Indebtedness in question (but including any Asset Acquisition to be made with such Indebtedness) shall be assumed to occur on the first day of the Reference Period; (iii) the issuance of any Indebtedness during the Reference Period or subsequent to the Reference Period but prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period; (iv) the Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, unless such Person or any of its Recourse Subsidiaries is a party to an Interest Rate Agreement which has the effect of reducing the interest rate below the rate on the date of computation, in which case such lower rate shall be used; and (v) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any Indebtedness which was outstanding during and subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Interest Expense actually incurred with respect to Indebtedness borrowed under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date. For the purpose of making the computation referred to in the preceding sentence, Asset Sales and Asset Acquisitions which have been made by any Person which has become a Recourse Subsidiary of the Company or been merged with or into the Company or any Recourse Subsidiary of the Company during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date shall be calculated on a pro forma basis (including all of the calculations referred to in numbers (i) through (v) of the preceding sentence) assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period.

      ELECTION NOTICE. This term is defined in SECTION 4.02(B) of the Shareholder Agreement.

      EMPLOYEE BENEFIT PLAN. Any employee benefit plan, as defined in section 3(3) of ERISA that is, previously has been, or will be established or maintained by any member of a Controlled Group.

      ENVIRONMENTAL LAWS. This term is defined in SECTION 3.01(J).

      ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations promulgated under ERISA.

      EVENT OF BANKRUPTCY. Any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, (b) the admission in writing by the Company of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person's assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement, or reorganization petition by, or with the consent of, a Person, or against such Person under any provision of any bankruptcy law (which in the case of such a filing against a Person, remains unstayed for a period of sixty (60) days), (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets is appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction that is not dismissed or stayed within 30 days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code will be filed against such Person and remains unstayed for a period of sixty (60) days.

      EXCHANGE ACT. The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      EXERCISE PRICE. The price per share specified in SECTION 2.04 as adjusted from time to time pursuant to the provisions of this Agreement.

      FAIR MARKET VALUE.

            (a) As to securities regularly traded in the organized securities markets, the Average Market Value; and

            (b) As to all securities not regularly traded in the securities markets and other property, the fair market value of such securities or property as determined in good faith by the Board of Directors of the Company at the time it authorizes the transaction (a "VALUATION EVENT") requiring a determination of Fair Market Value under this Agreement; PROVIDED, HOWEVER, that, at the election of the applicable Holder or a majority-in interest of the Holders of Registrable Securities, the Fair Market Value of such securities and other property will be the Appraised Value of the Registrable Securities.

      FIRST MORTGAGE INDENTURE. This term means (i) the Indenture, dated March 2, 1994, between the Company and First National Bank of Commerce, as trustee thereunder, (ii) the notes issued pursuant thereto and (iii) any mortgage, security agreement, guarantee or other document in connection therewith, as such may hereafter, be modified, renewed, substituted, replaced or reissued.

      FIRST WARRANT. This term is defined in SECTION 2.01.

      FUNDED INDEBTEDNESS. As to any Person, the indebtedness, excluding guaranties and letters of credit, of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures one year or more from the date of the initial creation thereof; provided that Funded Indebtedness shall include any Indebtedness which does not otherwise come within the foregoing definition but which is directly or indirectly renewable or extendible at the option of such Person to a date of one year or more

      (including an option of such Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from the date of the initial creation of such Indebtedness or which may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or any such agreement; provided, further, Funded Indebtedness shall include the then current maturities thereof.

      GAAP. Generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and that are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

      HOLDERS. The Purchaser, and all Persons holding Registrable Securities or Preferred Shares, except that neither the Company nor any Shareholder nor any Affiliate of the Company or any Shareholder will at any time be a Holder.

      IMPOSITIONS. This term is defined in SECTION 4.06.

      INDEBTEDNESS. For any Person: (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets,
      (c) all indebtedness under any lease that, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured by such Lien has been assumed by the owner of, such property, (f) trade accounts payable more than 120 days past due, and
      (g) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to above in (a), (b), (c), (d), or (e), excluding trade accounts payable in the ordinary course of business and less than 120 days past due.

      INDEMNIFIED PARTY. This term is defined in SECTION 7.01.

      INDEPENDENT DIRECTORS. Members of the Company's Board of Directors who are not employees of the Company.

      INITIAL HOLDERS. The Purchaser and any other Person purchasing Warrants or any part of or interest in the Warrants on the Closing Date.

      INTELLECTUAL PROPERTY. All patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names and copyrights.

      INTEREST RATE AGREEMENT. Any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge agreement, to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of the First Mortgage Indenture or becomes a party or a beneficiary thereafter.

      INVESTMENT. All investments in other Persons in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchase (or other acquisitions for consideration) of Indebtedness, Capital Stock or other securities issued by any other Person.

      ISSUABLE WARRANT SHARES. Shares of Common Stock or Other Securities issuable on exercise of the Warrants.

      ISSUANCE EVENT. This term is defined in SECTION 6.01.

      ISSUED WARRANT SHARES. Shares of Common Stock or Other Securities issued on exercise of the Warrants.

      LIEN. Any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

      MATERIAL ADVERSE EFFECT. A material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect will be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

      NET INCOME. With respect to the Company and its Recourse Subsidiaries for any period, (a) net revenues and other proper income for such period minus
      (b) the aggregate for such period of, without duplication, (i) cost of goods sold, (ii) Net Interest Expense, (iii) operating expenses, (iv) selling, general, and administrative expenses, (v) taxes, (vi) depreciation and amortization, (vii) any other items that are treated as expenses under GAAP, but excluding from the definition of Net Income any extraordinary gains or losses (including the effect of the adoption of Financial Accounting Standards No. 106 and 109) and (viii) payments made with respect to any premium upon the prepayment of Indebtedness outstanding under the First Mortgage Indenture, all computed on a consolidated basis in accordance with GAAP consistently applied.

      NET INTEREST EXPENSE. This term shall mean, for any period, the aggregate interest expense (including capitalized interest accrued during such period) of the Company and its Recourse Subsidiaries for such period including, without limitation, the portion of any capitalized lease obligation allocable to Net Interest Expense in accordance with GAAP, LESS the aggregate interest income for such period.

      NON-RECOURSE SUBSIDIARY. A special purpose Subsidiary of the Company or any of its Subsidiaries formed to acquire securities or assets of a third party and which (i) has no Indebtedness other than Permitted Indebtedness and (ii) does not, directly or indirectly, own any Indebtedness, stock or securities of, and has no Investment in, the Company or any Recourse Subsidiary.

      NOTICE OF SALE. This term is defined in SECTION 4.02(A) of the Shareholder Agreement.

      OBLIGATIONS. This term means and includes any and all Indebtedness and/or liabilities of the Company to Purchaser of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under this Agreement or any Other Agreement (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument) and all obligations of the Company to Purchaser to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness.

      OPTION PLAN. The 1991 Employee Stock Option Plan.

      OTHER AGREEMENTS. The Shareholder Agreement and all other agreements, instruments, and documents, and all renewals, modifications and extensions thereof, executed by or on behalf of the Company and delivered to and for the benefit of Purchaser with respect to this Agreement or any of the transactions contemplated by this Agreement.

      OTHER SECURITIES. Any stock, other securities, property, or other property or rights (other than Common Stock) that the Holders become entitled to receive upon exercise of the Warrants.

      PERMITTED INDEBTEDNESS. (a) Any Indebtedness in favor of the Senior Lender under the Senior Loan Agreements and created pursuant to the Senior Loan Agreements and such indebtedness as is expressly permitted thereunder, (b) any Indebtedness under the First Mortgage Indenture and created pursuant thereto and such indebtedness as is expressly permitted thereunder, (c) any Indebtedness in favor of Purchaser under this Agreement and/or the Other Agreements and created pursuant thereto, and (d) the other Indebtedness set forth on SCHEDULE 3.01(M).

      PERMITTED LIENS. (a) Liens in favor of the Senior Lender under the Senior Loan Agreements or created pursuant thereto or permitted thereunder, (b) Liens pursuant to the

      First Mortgage Indenture or permitted thereunder, and (c) deposits to secure payment of worker's compensation, unemployment insurance, or other social security benefits.

      PERSON. This term will be interpreted broadly to include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, company, institution, entity, party, or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department of any of the foregoing).

      POLLUTING SUBSTANCES. All pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes. This term includes, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as amended, and in the regulations adopted and publications promulgated thereto; PROVIDED, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning will apply subsequent to the effective date of such amendment and, PROVIDED, FURTHER, to the extent that the applicable laws of any state establish a meaning for "hazardous substance," "hazardous waste," "hazardous material," "solid waste," or "toxic substance" that is broader than that specified in any of the foregoing Environmental Laws, such broader meaning will apply.

      PREFERRED SHARES. All Series A Preferred Shares and Series B Preferred Shares.

      PREFERRED STOCK. Shares of the Company's Preferred Stock, $.01 par value, as more particularly defined in the Certificate of Incorporation.

      PRIVATE PLACEMENT MEMORANDUM. The Private Placement Memorandum, dated March 1995, for the issuance of $20,000,000 shares of senior cumulative exchangeable preferred stock.

      PROPERTY. All real property owned, leased or operated by the Company.

      PUBLIC OFFERING. Each primary public offering of shares of any class of Capital Stock pursuant to a registration statement filed with the Commission.

      PURCHASER. This term is defined in the preamble.

      RECOURSE SUBSIDIARY. Any Subsidiary other than a Non-Recourse Subsidiary.

      REFERENCE PERIOD. The four fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

      REGISTER, REGISTERED, and REGISTRATION. These terms refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

      REGISTRABLE SECURITIES. (a) The Issuable Warrant Shares and (b) the Issued Warrant Shares that have not been previously sold to the public (whether pursuant to a registration or Rule 144 under the Securities Act).

      RELATED PARTY. (a) An entity wholly owned by a Selling Shareholder and/or one or more Related Parties, (b) a trust all of the beneficiaries of which are a parent, sibling, spouse or lineal issue of a Selling Shareholder that is an individual, (c) a parent, sibling, spouse, or lineal issue, as well as, the heirs, devisees, executors, administrators and testamentary trustees of a Selling Shareholder that is an individual, (d) in the case of a Selling Shareholder that is an entity, a Subsidiary of such Selling Shareholder and (e) with respect to shares of the Company's Class B Common Stock held by BSPL, shareholders of BSPL.

      REPORTABLE EVENT. (a) Any of the events set forth in sections 4043(b) (other than a merger, consolidation or transfer of assets in that no Pension Plan involved has any unfunded benefit liabilities), 4068(f) or 4063(a) of ERISA, (b) any event requiring any member of the Controlled Group to provide security under section 401(a)(29) of the Code, or (c) any failure to make payments required by section 412(m) of the Code.

      SEC FILING. This term is defined in SECTION 3.01(Y).

      SECOND WARRANT. This term is defined in SECTION 2.01.

      SECURITIES ACT. The Securities Act of 1933, as amended, and the rules and regulations thereunder.

      SELLING SHAREHOLDER. This term is defined in SECTION 4.02 of the Shareholder Agreement.

      SENIOR DEBT. At any given time, the Indebtedness (whether now outstanding or hereafter incurred) of the Company and Bayou Steel Corporation (Tennessee) in respect of the Senior Loan Agreements, in a principal amount not to exceed $45,000,000 in revolving loans made to and letters of credit issued for the benefit of, the Company and $10,000,000 in term loans made to Bayou Steel Corporation (Tennessee), plus interest, fees, expenses, indemnities and all other amounts payable under the Senior Loan Agreements and any notes, security documents, guaranties or other loan documents referred to therein or pursuant thereto.

      SENIOR LENDER. Individually and collectively Chemical Bank, as agent, for the Lenders named on the signature pages of the Senior Loan Agreements or parties thereto from time to time, their respective successors and assigns, and any Person or Persons who replaces or refinances the Senior Debt.

      SENIOR LOAN AGREEMENTS. (a) The Credit Agreement and (b) the Term Loan Agreement.

      SENIOR LOAN DOCUMENTS. The Senior Loan Agreements and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments thereto.

      SENIOR LOANS. Revolving loans and letters of credit in the maximum principal amount of $45,000,000 made to, or issued in favor of, as applicable, the Company and terms loans in the maximum principal amount of $10,000,000 made to Bayou Steel Corporation (Tennessee) by the Senior Lender under the Senior Loan Agreements and any replacements, modifications, extensions, amendments and refinancings thereof permitted under this Agreement.

      SERIES A PREFERRED SHARES. The Series A redeemable preferred stock, $.01 par value, having the rights, restrictions, privileges and preferences set forth in the Certificate.

      SERIES B PREFERRED SHARES. The Series B redeemable preferred stock, $.01 par value, having the rights, restrictions, privileges and preferences set forth in the Certificate.

      SHAREHOLDER. This term is defined in the preamble.

      SHAREHOLDER AGREEMENT. This term is defined in the preamble and includes the Shareholder Agreement dated as of the Closing Date between the Company, the Shareholder, and the Purchaser in substantially the form attached to this Agreement as ANNEX A and incorporated in this Agreement by reference.

      SUBSIDIARY. Each Person of which or in which a Person or its other Subsidiaries own directly or indirectly fifty-one percent (51%) or more of
      (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Person, if it is a corporation or similar person; (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture, or similar entity; or (iii) the beneficial interest of such Person, if it is a trust, association, or other unincorporated organization.

      TANGIBLE NET WORTH. With respect to any Person at any time, (i) the sum of such Person's Capital Stock, capital in excess of par or stated value of shares of its Capital Stock, retained earnings, the amount of any write up in the value of any asset of a Recourse Subsidiary above the cost or depreciated cost thereof and any other account principles which, in accordance with GAAP, constitutes stockholders' equity (such sum otherwise including, without duplication, the Preferred Shares), less (ii) treasury stock and any minority interest in Subsidiaries, less (iii) the amount of all assets reflected as goodwill, patents, research and development and all other assets required to be classified as intangible in accordance with GAAP and less (iv) the amount of any write up in the value of any asset in conjunction with an acquisition of such asset above the cost or depreciated cost thereof to such Person other than a Recourse Subsidiary.

      TERM LOAN AGREEMENT. The Term Loan Agreement between Bayou Steel Corporation (Tennessee) and the Senior Lender, dated as of June 13, 1995, and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder.

      TERMINATION EVENT. (a) A Reportable Event, (b) the termination of a Pension Plan that has unfunded benefit liabilities (including an involuntary termination under Section 4042 of ERISA), (c) the filing of a Notice of Intent to Terminate a Pension Plan, (d) the initiation of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or
      (e) the appointment of a trustee to administer a Pension Plan under
      Section 4042 of ERISA.

      TRANSACTION DATE. This term is defined in the definition of "EBITDA
      Ratio".

      UNENCUMBERED CASH. Unencumbered cash owned and held by or on behalf of the Company, other than any such cash subject to any depository bank set-off rights under the Credit Agreement or the Term Loan Agreement or any depository agreements with such bank (such cash being deemed "unencumbered" for purposes of the Credit Agreement and the Term Loan Agreement).

      VALUATION EVENT. This term is defined in the definition of Fair Market Value.

      VOTING CONTROL. The ability to elect the number of members of the board of directors or similar governing body of any entity necessary to effect all corporate or similar actions within the authority of such board of directors or similar governing body without giving effect to any supermajority provisions in effect on the date hereof.

      WARRANT AGREEMENT. This term is defined in the preamble to the Shareholder Agreement and includes this Agreement and all documents related to this Agreement as this Agreement may be amended from time to time.

      WARRANTS. The Warrants to purchase shares of Class A Common Stock, referred to in SECTION 2.01, being (i) the First Warrant, dated as of the Closing Date, issued to the Initial Holders, (ii) the Second Warrant and
      (iii) all Warrants issued upon the transfer or the division of, or in substitution for, the First Warrant and/or the Second Warrants.

      WARRANT SHARES. The Issued Warrant Shares and the Issuable Warrant Shares.

      WHOLLY-OWNED RECOURSE SUBSIDIARY. A Wholly-Owned Subsidiary that is a Recourse Subsidiary.

      WHOLLY-OWNED SUBSIDIARY. With respect to any Person, a Subsidiary of which at least 95% of the Capital Stock (other than any director's qualifying stock) or, in the case of a non-corporate Subsidiary, other equity interests having ordinary voting power for the election of directors or other governing body of such Subsidiary, is owned by such Person or another Wholly-Owned Subsidiary of such Person.

                                   ARTICLE II
                                   THE WARRANT

      2.01 THE WARRANTS AND THE PREFERRED SHARES. On the Closing Date, the Purchaser agrees to purchase from the Company at the purchase price of $15,000,000 and the Company agrees to issue to the Purchaser, (a) Warrants in substantially the forms attached to this Agreement as ANNEXES B (the "FIRST WARRANT") and C (the "SECOND WARRANT"), respectively, and incorporated in this Agreement by reference to purchase, in the case of the First Warrant, the number of shares of Class A Common Stock set forth beneath the name of the Purchaser on the signature page of this Agreement, and, in the case of the Second Warrant, the number of shares of Class A Common Stock calculated in accordance with
SECTION 2.02 and (b) 15,000 Series A Preferred Shares, having the rights, restrictions, privileges, and preferences set forth in the Certificate, all in accordance with the terms and conditions of this Agreement. The Company has, on or before the Closing Date, duly authorized the Preferred Shares being purchased and sold pursuant to the terms of this Agreement and pursuant to the terms of the Series A Preferred Shares by duly filing the Certificate with the Secretary of State of the State of Delaware.

      2.02 VESTING OF SECOND WARRANTS. Notwithstanding any other provision of this Agreement, the Second Warrant will be exerciseable to purchase the Warrant Shares covered by the Second Warrant only as specified below:

            (a) No more than once per fiscal quarter, on each occasion that (i) the Company for any reason (including, without limitation, the insufficiency of legally available funds) fails to redeem any shares of Series B Preferred Shares at the end of any two consecutive fiscal quarters, (ii) an event or series of events causes an Issuance Event set forth in SECTION 6.01(A) or (E) and such Issuance Event continues to exist at the end of the fiscal quarter immediately succeeding the fiscal quarter during which such Issuance Event occurred, (iii) an event or series of events causes an Issuance Event set forth in SECTION 6.01(C) or (D) or
      (iv) the Company fails to perform or observe any of the covenants set forth in SECTION 4.14 of this Agreement at the end of any fiscal quarter and such failure continues to exist at the end of the next succeeding fiscal quarter, then the Second Warrant will become immediately and permanently exerciseable for a number of shares of Class A Common Stock equal to .5625% of the Common Stock on a fully diluted basis as of the Closing Date; PROVIDED, HOWEVER, that the continuance of any event, referred to in either clause (ii) or (iii) of this SUBSECTION (A) (excluding any event pursuant to SECTION 6.01(D) for which the exercise of the Second Warrant will occur no more than one (1) time) for any two fiscal quarters will constitute an additional Issuance Event, and the Second Warrant will become immediately and permanently exercisable for a number of shares of Class A Common Stock equal to .5625% of the Common Stock on a fully diluted basis as of the Closing Date, PROVIDED, FURTHER, that with respect to SECTION 6.01(C), this SUBSECTION (A) will only apply to the failure to comply with this SECTION 2.02, SECTION 7.01 of this Agreement and any provisions of the Shareholder Agreement.

            (b) No more than once per fiscal quarter (excluding any event pursuant to SECTION 6.01(F) for which the exercise of the Second Warrant will occur no more than one (1) time), upon the occurrence of an Issuance Event set forth set forth in SECTION 6.01(B) or (F), then the Second Warrant will become immediately and permanently exerciseable for a number of shares of Class A Common Stock equal to .5625% of the Common Stock on a fully diluted basis as of the Closing Date; PROVIDED, HOWEVER, that the continuance of such Issuance Event (excluding any event pursuant to SECTION 6.01(F) for which the exercise of the Second Warrant will occur no more than one (1) time) for any two fiscal quarters will constitute an additional Issuance Event, and the Second Warrant will become immediately and permanently exercisable for a number of shares of Class A Common Stock equal to .5625% of the Common Stock on a fully diluted basis as of the Closing Date.

            (c) If, for any reason, the designees of the Purchaser are not duly elected to the Board of Directors of the Company within seven (7) Business Days after the written request of the Purchaser pursuant to SECTION 4.16, then for each calendar quarter during which any such failure occurs or continues to exist, the Second Warrant will become immediately and permanently exerciseable for a number of shares of Class A Common Stock equal to .2815% of the Common Stock on a fully diluted basis as of the date of the Closing Date.

      THE EXERCISE OF THE RIGHTS REFERRED TO IN THIS SECTION 2.02 ARE INTENDED TO BE CUMULATIVE, NOT EXCLUSIVE.

      2.03 LEGEND. The Company will deliver to the Purchaser on the Closing Date one or more certificates representing the Warrants, and one or more certificates representing the Series A Preferred Shares, purchased by the Purchaser in such denominations as the Purchaser requests. Such certificates will be issued in the Purchaser's name or in the names of its designees. It is understood and agreed that the certificates evidencing the Warrants will bear the following legends:

            "THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH THE DISTRIBUTION HEREOF. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS."

            "THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO THE TERMS AND PROVISIONS OF A PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT DATED AS OF JUNE 13, 1995, BETWEEN BAYOU STEEL CORPORATION (THE "COMPANY"), AND RICE PARTNERS II, L.P. (THE "PURCHASER"), AND A SHAREHOLDER AGREEMENT, DATED AS OF JUNE 13, 1995, BETWEEN THE COMPANY, THE PURCHASER AND THE SHAREHOLDERS OF THE COMPANY LISTED ON THE SIGNATURE PAGE THERETO, (AS SUCH AGREEMENTS MAY BE SUPPLEMENTED, MODIFIED, AMENDED, OR RESTATED FROM TIME TO TIME, THE

      "AGREEMENTS"). COPIES OF THE AGREEMENTS ARE AVAILABLE AT THE EXECUTIVE OFFICES OF THE COMPANY."

      2.04 EXERCISE PRICE. The Exercise Price per share will be $.01 for each share of Common Stock covered by the Warrants; PROVIDED, HOWEVER, that in no event will the aggregate Exercise Price for all of the shares of Common Stock covered by all Warrants exceed $100.00, whether as a result of any change in the par value of the Common Stock or Other Securities, as a result of any change in the number of shares purchasable as provided in this ARTICLE II, or otherwise; PROVIDED, FURTHER, that such limitation of the aggregate Exercise Price will have no effect whatsoever upon the amount or number of Warrant Shares for which the Warrants may be exercised.

      2.05 EXERCISE.

            (a) Each of the Warrants may be exercised at any time or from time to time on or after the Closing Date until the seventh (7th) anniversary of the date of this Agreement, on any day that is a Business Day, for all or any part of the number of Issuable Warrant Shares purchasable upon its exercise. In order to exercise any Warrant, in whole or in part, the Holder will deliver to the Company at the address designated by the Company pursuant to SECTION 7.06, (i) a written notice of such Holder's election to exercise its Warrant, which notice will specify the number of Issuable Warrant Shares to be purchased pursuant to such exercise, (ii) payment of the Exercise Price, in an amount equal to the aggregate purchase price for all Issuable Warrant Shares to be purchased pursuant to such exercise, and (iii) the Warrant being exercised. Such notice will be substantially in the form of the Subscription Form appearing at the end of the Warrants. Upon receipt of such notice, the Company will, as promptly as practicable, and in any event within three (3) Business Days, execute, or cause to be executed, and deliver to such Holder a certificate or certificates representing the aggregate number of full shares of Common Stock and Other Securities issuable upon such exercise, as provided in this Agreement. The stock certificate or certificates so delivered will be in such denominations as may be specified in such notice and will be registered in the name of such Holder, or such other name as designated in such notice. A Warrant will be deemed to have been exercised, such certificate or certificates will be deemed to have been issued, and such Holder or any other Person so designated or named in such notice will be deemed to have become a holder of record of such shares for all purposes, as of the date that such notice, together with payment of the Exercise Price and the Warrant, is received by the Company. If the Warrant has been exercised in part, the Company will, at the time of delivery of such certificate of certificates, deliver to such Holder a new Warrant evidencing the rights of such Holder to purchase a number of Issuable Warrant Shares with respect to which the Warrant has not been exercised, which new Warrant will, in all other respects, be identical with the Warrants, or, at the request of such Holder, appropriate notation may be made on the Warrant and the Warrant returned to such Holder.

            (b) Payment of the Exercise Price will be made, at the option of the Holder, by (i) company or individual check, certified or official bank check, or (ii) cancellation of Warrants or Preferred Shares, valued at Fair Market Value. If the Holder surrenders a combination of cash or securities of the Company to the Holder or Warrants, the Holder will specify the respective number of shares of Common Stock to be purchased with each form of consideration, and the foregoing provisions will be applied to each form of consideration with the same effect as if the Warrant were being separately exercised with respect to each form of consideration.

      2.06 TAXES. The issuance of any Common Stock or Other Securities upon the exercise of any Warrant will be made without charge to any Holder for any tax, other than income taxes assessed on such Holder, in respect of such issuance.

      2.07 REGISTER. The Company will, at all times while any of the Warrants remain outstanding and exercisable or Preferred Shares remain outstanding, keep and maintain at its principal office a register in which the registration, transfer, and exchange of the Warrants and the Preferred Shares will be provided for. The Company will not at any time, except upon the dissolution, liquidation, or winding up of the Company, close such register so as to result in preventing or delaying the exercise or transfer, as the case may be, of any Warrant or any of the Preferred Shares.

      2.08 TRANSFER AND EXCHANGE. The Warrants, all options and rights under the Warrants, and the Preferred Shares are transferable, in whole or in part, by the Holders of the Warrants and Preferred Shares, in person or by duly authorized attorney, on the books of the Company upon surrender of the Warrants or the Preferred Shares, as the case may be, at the principal offices of the Company, together with the form of transfer authorization attached to the Warrants duly executed or by endorsement of the certificates representing the Preferred Shares; PROVIDED, HOWEVER, that there will be no more than five (5) Holders at any one time; and PROVIDED FURTHER, that such transfers will be made only to Persons that the transferor in good faith believes to be an "accredited investor" as such term is defined in Regulation D of the Securities Act. Absent any such transfer and subject to the Shareholder Agreement, the Company may deem and treat the registered Holders of the Warrants or the Preferred Shares, as the case may be, at any time as the absolute owners of the Warrants or the Preferred Shares, as the case may be, for all purposes and will not be affected by any notice to the contrary. If any Warrant or any of the Preferred Shares is transferred in part, the Company will, at the time of surrender of such Warrant or any of the Preferred Shares, issue to the transferee a Warrant or a certificate for Preferred Shares, as the case may be, covering the number of shares transferred and to the transferor a Warrant or the Preferred Shares, as the case may be, covering the number of shares not transferred. Notwithstanding the foregoing, the Purchaser agrees that it will not effect a transfer to any Person or Affiliate of such Person, engaged in the manufacture of steel or steel products.

      2.09 ADJUSTMENTS TO NUMBER OF SHARES PURCHASABLE.

            (a) The Warrants will be exercisable for the number of shares of Class A Common Stock in such manner that, following the complete and full exercise of the Warrant of each Holder, the amount of Class A Common Stock issued to all Holders will equal, in the case of the First Warrant, the aggregate number of shares of Class A Common Stock set forth beneath the names of the Purchaser on the signature pages of this Agreement and, in the case of the Second Warrant, the number of shares of Class A

      Common Stock computed in accordance with its terms, in each case, as adjusted, to the extent necessary, to give effect to the following events:

                  (i) In case at any time or from time to time, the holders of any class of Common Stock or Common Stock Equivalent have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) have become entitled to receive, without payment therefor:

                        (A) securities or property (other than cash) by way of
                  dividend or distribution; or

                        (B) securities or property (including cash) by way of
                  spin-off, split-up, reclassification (including any reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), recapitalization, combination of shares into a smaller number of shares, or similar corporate restructuring;

            other than additional shares of Common Stock issued as a stock dividend or in a stock-split (adjustments in respect of which are provided for in SECTIONS 2.09(A)(II) and (III)), then, and in each such case, the Holders, on the exercise of the Warrants, will be entitled to receive for each share of Class A Common Stock issuable under the Warrants as of the record date fixed for such distribution, the greatest per share amount of securities or property received by any holder of any class of Common Stock or Common Stock Equivalent or to which such holder is entitled.

                  (ii) If at any time there occurs any stock split, stock
            dividend or distribution, reverse stock split, or other subdivision of the Common Stock, then the number of shares of Class A Common Stock to be received by the Holder of the Warrant and the Exercise Price, subject to the limitations set forth in this Agreement, will be proportionately adjusted.

                  (iii) In case of any reclassification or change of outstanding shares of any class of Common Stock or Common Stock Equivalent (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the case of any consolidation of the Company with, or merger or share exchange of the Company with or into, another Person, or in case of any sale of fifty percent (50%) or more of the assets, income or revenue generating capacity of the Company, the Company, or such successor or other Person, as the case may be, will provide that the Holder of the Warrant will thereafter be entitled to receive the highest per share kind and amount of securities or property received or receivable (including cash) upon such reclassification, change, consolidation, merger, share exchange, or sale by any holder of any class of Common Stock or Common Stock Equivalent that the Warrant entitles the Holder to receive immediately prior to such reclassification, change, consolidation, merger, share exchange, or sale (as adjusted pursuant to SECTION 2.09(A)(I) and otherwise in this Agreement). Any such successor Person, that thereafter will be deemed to be the

            Company for purposes of the Warrants, will provide for adjustments that are as nearly equivalent as may be possible to the adjustments provided for by this SECTION 2.09.

                  (iv) If at any time the Company issues or sells any shares of any Common Stock or any Common Stock Equivalent (other than Preferred Shares, Warrants or shares of Class A Common Stock issued upon the exercise of such Warrants, as contemplated by this Agreement) at a per unit or share consideration (including customary and reasonable underwriter discounts and commissions) (which consideration will include the price paid upon issuance plus the minimum amount of any exercise, conversion, or similar payment made upon exercise or conversion of any Common Stock Equivalent) less than either the Exercise Price or ninety-five percent (95%) of the then current Fair Market Value per share of Common Stock immediately prior to the time such Common Stock or Common Stock Equivalent is issued or sold (the "ADDITIONAL SECURITIES"), then:

                        (A) the Exercise Price will be reduced to the lower of
                  the prices calculated by:

                              (I) dividing (x) an amount equal to the sum of (1)
                        the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance or sale multiplied by the then existing Exercise Price plus (2) the aggregate consideration, if any, received by the Company upon such issuance or sale, by (y) the total number of shares of Common Stock outstanding immediately after such issuance or sale on a fully diluted basis; and

                              (II) multiplying the then existing Exercise Price
                        by a fraction, (A) the numerator of which is (x) the sum of (1) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance or sale, multiplied by the Fair Market Value per share of Common Stock immediately prior to such issuance or sale, plus (2) the aggregate consideration received by the Company upon such issuance or sale, divided by (y) the total number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance or sale, and (B) the denominator of which is the Fair Market Value per share of Common Stock immediately prior to such issuance or sale (for purposes of this SUBSECTION (II), the date as of which the Fair Market Value per share of Common Stock will be computed will be the earlier of the date upon which the Company will (aa) enters into a firm contract for the issuance of such shares, or (bb) issues such shares); and

                        (B) the number of shares of Class A Common Stock for
                  which any of the Warrants may be exercised at the Exercise Price resulting from the adjustment described in SUBSECTION
                  (A) above will be equal to the
                  product of the number of shares of Class A Common Stock purchasable under such Warrants immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment and the denominator of which is the Exercise Price resulting from such adjustment.

                  (v) the issuance of a Common Stock Equivalent shall be deemed to be the issuance of the Common Stock underlying such Common Stock Equivalent and no adjustment shall be made upon the issuance of Common Stock underlying such Common Stock Equivalent.

                  (vi) In case any event occurs as to which the preceding
            SECTIONS 2.09(A)(I) through (IV) are not strictly applicable, but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by the Warrants in accordance with the essential intent and principles of this Agreement, then, in each such case, the Holder may appoint an independent investment bank or firm of independent public accountants, that will give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this Agreement, necessary to preserve the purchase rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly deliver a copy of such opinion to the Holder and will make the adjustments described in such opinion. The fees and expenses of such investment bank or independent public accountants will be borne by the Company.

            (b) The Company will not by any action including, without limitation, amending, or permitting the amendment of, the charter documents, bylaws, or similar instruments of the Company or through any reorganization, reclassification, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities, or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holders against impairment or dilution. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock and Other Securities, free and clear of all liens, encumbrances, equities, and claims and (ii) use its best efforts to obtain all such authorizations, exemptions, or consents from any public regulatory body having jurisdiction as may be necessary to enable the Company to perform its obligations under the Warrants. Without limiting the generality of the foregoing, the Company represents and warrants that the board of directors of the Company has determined the Exercise Price to be adequate and the issuance of the Warrants to be in the best interests of the Company.

            (c) Any calculation under this SECTION 2.09 will be made to the nearest one ten-thousandth of a share and the number of Issuable Warrant Shares resulting from such calculation will be rounded up to the next whole share of Class A Common Stock or Other Securities comprising Issuable Warrant Shares.

            (d) Any adjustment made pursuant to this SECTION 2.09 will take into account all prior adjustments made hereunder.

      2.10 LOST, STOLEN, MUTILATED, OR DESTROYED INSTRUMENTS. If any Warrant or certificate for Preferred Shares is lost, stolen, mutilated, or destroyed, the Company will issue a new Warrant or certificate for Preferred Shares, as the case may be, of like denomination, tenor, and date as the Warrant or certificate for Preferred Shares so lost, stolen, mutilated, or destroyed. Any such new Warrant or certificate for Preferred Shares will constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant or certificate for Preferred Shares is at any time enforceable by any Person.

      2.11 STOCK LEGEND. The Warrants, Warrant Shares, and Preferred Shares have not been registered under the Securities Act or qualified under applicable state securities laws. Accordingly, unless there is an effective registration statement and qualification respecting the Warrants, Warrant Shares, or the Preferred Shares, as the case may be, under the Securities Act or under applicable state securities laws, the Preferred Shares and, at the time of exercise of a Warrant, any stock certificate issued pursuant to the exercise of a Warrant will bear the following legend:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE (A) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS AND
      (B) ARE SUBJECT TO THE TERMS OF AND PROVISIONS OF A PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT DATED AS OF JUNE 13, 1995 BETWEEN BAYOU STEEL CORPORATION (THE "COMPANY") AND RICE PARTNERS II, L.P. (THE "PURCHASER") AND A SHAREHOLDER AGREEMENT, DATED AS OF JUNE 13, 1995 BETWEEN THE COMPANY, THE PURCHASER AND THE SHAREHOLDERS OF THE COMPANY LISTED ON THE SIGNATURE PAGES THERETO, (AS SUCH AGREEMENTS MAY BE SUPPLEMENTED, MODIFIED, AMENDED, OR RESTATED FROM TIME TO TIME, THE "AGREEMENTS"). COPIES OF THE AGREEMENTS ARE AVAILABLE AT THE OFFICES OF THE COMPANY."

      All shares of Capital Stock of the Company will be subject to the Shareholder Agreement and will bear a legend to such effect.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      3.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser that:

            (a) CORPORATE EXISTENCE. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own its assets and carry on its business as now conducted, and is qualified or licensed to do business in all other countries, states, and jurisdictions the laws of which require it to be so qualified or licensed (other than in countries, states and jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect). The Company has no Subsidiaries or debt or equity investment (other than investments permitted under the Senior Loan Agreements) in any Person, other than as set forth on SCHEDULE 3.01(A). Each Shareholder owns the equity interest of the Company set forth on
      SCHEDULE 1, free and clear of all liens, claims, and encumbrances, and, except for the Option Plan, no Person has any rights, whether granted by the Company or any other Person, to acquire, directly from the Company or any of the Shareholders, any portion of the equity interest of the Company or the assets of the Company.

            (b) CORPORATE AUTHORITY. The Company has (and did have with respect to the First Mortgage Indenture and the Acquisition Documents), and at all times that this Agreement is in force will have, the right and power, and is (or was with respect to the First Mortgage Indenture and Acquisition Documents) duly authorized, to enter into, execute, deliver, and perform this Agreement, the Acquisition Documents, the Senior Loan Documents, the First Mortgage Indenture, the Other Agreements, the Warrants, and the Preferred Shares and the officers of Company executing and delivering this Agreement, the Acquisition Documents, the Senior Loan Documents, the Other Agreements, the Warrants and the Preferred Shares are (or were with respect to the First Mortgage Indenture and the Acquisition Documents) duly authorized to do so. This Agreement, the Shareholder Agreement, the Acquisition Documents, the Senior Loan Documents, the First Mortgage Indenture, the Other Agreements and the Warrants have been duly and validly authorized, executed, issued, and delivered and constitute the legal, valid, and binding obligations of Company enforceable in accordance with their respective terms; PROVIDED, HOWEVER, that (i) the enforcement thereof may be limited by principles of equity or debtor relief laws and
      (ii) the Company's Certificate of Incorporation will be amended to provide the Holders with the rights provided in the fifth sentence of SECTION 4.16.

            (c) DOCUMENT VALIDITY. The execution, delivery, and performance of this Agreement, the Acquisition Documents, the Senior Loan Documents, the First Mortgage Indenture and the Other Agreements, the Warrants, and the Preferred Shares will not, by the lapse of time, the giving of notice, or otherwise, constitute a violation of any applicable provision contained in the charter or bylaws of the Company.

            (d) AUTHORIZED STOCK. As of the Closing Date, the authorized capital stock of the Company consists of (i) 24,271,127 shares of Class A Common Stock, $.01 par value, of which 10,613,380 shares are issued and outstanding, (ii) 4,302,347 shares of Class B Common Stock, $.01 par value, of which 2,271,127 shares and issued and outstanding, (iii) 100 shares of Class C Common Stock, $.01 par value, of which 100 shares are issued and outstanding, and (iv) 10,000,000 shares of Preferred Stock, $.01 per value, of which, after giving effect to the issuance of the Preferred Shares, 15,000 shares are issued and outstanding. 822,422 shares of Common Stock are reserved for issuance on exercise of the First Warrant. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold, and delivered by the Company free from preemptive rights, rights of first refusal, or similar rights, except as set forth on SCHEDULE 3.01(D), and in compliance with applicable federal and state securities laws. Except pursuant to this Agreement and the Option Plan, the Company is not obligated to issue or sell any Capital Stock, and the Company is not party to, or otherwise bound by, any agreement affecting the voting of any Capital Stock. Except for the Shareholder Agreement, the Company is not a party to, or otherwise bound by, any agreement obligating it to register any of its Capital Stock.

            (e) COMMON STOCK AND PREFERRED SHARES AUTHORIZATION. The shares of Class A Common Stock and Other Securities issuable on exercise of the Warrants have been duly and validly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement or the Warrants, as the case may be, will be validly issued, fully paid, and nonassessable and free of preemptive rights, rights of first refusal, or similar rights. The Series A Preferred Shares have been duly and validly authorized and reserved for issuance, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable and free of preemptive rights, rights of first refusal, or similar rights. The Series B Preferred Shares have been duly and validly authorized and reserved for issuance, and when issued in accordance with the terms of the Certificate, will be validly issued, fully paid, and nonassessable and free of preemptive rights, rights of first refusal, or similar rights.

            (f) NO OTHER AGREEMENTS. There is not now, and at no time during the term of this Agreement or the Shareholder Agreement will there be, any agreement, arrangement, or understanding to which the Company is a party or by which it is otherwise bound, other than this Agreement, the Shareholder Agreement, and the documents contemplated hereby and thereby, modifying, restricting, or in any way affecting the rights of any security holder to vote securities of the Company.

            (g) MISREPRESENTATIONS. Subject to the next succeeding sentence, after giving effect to the notations appearing therein, none of the documents, instruments, or other information furnished to the Purchaser by the Company, to the best of the Company's knowledge, contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any statements made therein not misleading. After giving effect to the notations appearing therein, any forward looking statement (as defined in Rule 175(c) under the Securities Act of 1933, as amended) made in any SEC Filing filed with the Commission, or otherwise furnished to the Purchaser, was made with a reasonable basis and was disclosed in good faith. No representation, warranty, or statement made by the Company in this Agreement, or the Shareholder Agreement, in any document, certificate, exhibit or schedule attached hereto or thereto or delivered in connection herewith or therewith, or the Company's Private Placement Memorandum, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make any statements made herein or therein not misleading. To the best of the Company's knowledge, there is no fact that materially and adversely affects the condition (financial or otherwise), results of operations, business, properties, or prospects of the Company and its Subsidiaries, taken as a whole, that has not been disclosed in the documents provided to the Purchaser.

            (h) DEFAULT. The Company is not in default under any loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other agreement or obligation to that it is a party or by that any of its properties may be bound which could reasonably be expected to have a Material Adverse Effect. The Company is paying its debts as they become due.

            (i) AUTHORIZATION AND COMPLIANCE WITH LAWS AND MATERIAL AGREEMENTS. Except as set forth on Schedule 3.01(i), the execution, delivery and performance by the Company of this Agreement, the Acquisition Documents, the Senior Loan Documents, the First Mortgage Indenture and the Other Agreements to which it is or may in connection with the transactions contemplated hereby become a party, do not and will not violate any law or any order of any court, governmental authority or arbitrator applicable to the Company as of the date hereof, and do not and will not upon the consummation of the transactions contemplated hereby conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except Permitted Liens) upon any assets of the Company pursuant to the provisions of any material loan agreement, indenture, mortgage, security agreement, franchise, permit, license or other instrument or agreement by the Company or any of its properties is bound. Except as set forth on SCHEDULE 3.01(I), no authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third Person is or will be necessary for the execution, delivery or performance by the Company of this Agreement, the Acquisition Documents, the Senior Loan Agreements, and the Other Agreements to which it is a party or the validity or enforceability thereof. Except as otherwise noted on SCHEDULE 3.01(I), all such authorizations, approvals, consents, filings and registrations described in SCHEDULE 3.01(I) have been obtained. The Company is not in violation of any term of its Certificate of Incorporation or Bylaws or any material judgment or decree and is in compliance, in all material respects, with all applicable laws, regulations and rules.

            (j) ENVIRONMENTAL CONDITION OF THE PROPERTY. Except with respect to such matters that gave rise to those actions, suits, proceedings or investigations set forth in SCHEDULE 3.01(J), the Company and each Subsidiary complies, and has complied, in all material respects, with all applicable foreign, federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety (collectively, ("ENVIRONMENTAL LAWS"). Neither the Company nor any Subsidiary has received notice of any failure to so comply which alone or together with any other such notice could reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries reasonably believe that they will be able to continue to comply with all applicable Environmental Laws, and renew or obtain all permits necessary under the Environmental Laws, except for such compliance or permits the absence of which, individually, or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company, and the Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other Environmental Law in a manner that could reasonable be expected to result, individually or together with other such management, in a Material Adverse Effect. Neither the Company nor any Subsidiary has assumed, by contract or, to the best of its knowledge, by operation of law, any liability, including contingent liability, under any Environmental Law, except as set forth on SCHEDULE 3.01(J). The Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Effect.

            (k) LITIGATION AND JUDGMENTS. Except as otherwise disclosed on
      SCHEDULE 3.01(K), there is no action, suit, proceeding or investigation before any court, governmental authority or arbitrator pending, or to the knowledge of the Company threatened, against or affecting (other than actions, suits, proceedings or investigations generally affecting the steel industry) the Company, or challenging the validity of this Agreement, the Acquisition Documents, the Senior Loan Documents, the First Mortgage Indenture and/or the Other Agreements which, if decided adversely to the Company, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as disclosed on
      SCHEDULE 3.01(K), there are no outstanding judgments against the Company.

            (l) RIGHTS IN PROPERTIES; LIENS. The Company has good title to all Property owned by it, and owns the assets reflected on its balance sheets, and none of such Properties or assets is subject to any Liens, except Permitted Liens. There exists no default under any provision of any lease that would permit the lessor to terminate any such lease or to exercise any rights under such lease that, individually or together with all other such defaults, would have a Material Adverse Effect. The Company has the exclusive right to use all of the Intellectual Property necessary or desirable to its business as presently conducted, and the Company's use of the Intellectual Property does not infringe the rights of any other Person. To the best of the Company's knowledge, no other Person is infringing the rights of the Company in any of the Intellectual Property. The Company owes no royalties, honoraria, or fees to any Person by reason of its use of the Intellectual Property.

            (m) INDEBTEDNESS. The Company has no Indebtedness, except Permitted Indebtedness. All Indebtedness owed by the Company to any Affiliate (other than Subsidiaries) is set forth on SCHEDULE 3.01(M).

            (n) TAXES. The Company has duly and timely filed all tax returns (federal, state, and local) required to be filed, including, without limitation, all income, franchise, employment, property, and sales taxes (other than such tax returns where, individually or in the aggregate, the failure to file will not result in the imposition of any material amount of taxes, interest or penalties) and has paid all of its tax liabilities, other than immaterial amounts and taxes that are being contested by the Company in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP have been provided for on the Company's books. The Company knows of no pending investigation of the Company by any taxing authority or pending but unassessed tax liability of the Company. The Company has made no presently effective waiver of any applicable statute of limitations or request for an extension of time to file a tax return

      (other than extensions of time to file income tax returns), and the Company is not a party to any tax-sharing agreement.

            (o) USE OF PROCEEDS; MARGIN SECURITIES. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither the Company nor any Person acting on its behalf has taken any action that might cause the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents, the First Mortgage Indenture or any Other Agreements to violate Regulations G, T, U or X or to violate the Securities Exchange Act of 1934, as amended.

            (p) ERISA. Except as disclosed on SCHEDULE 3.01(P), all members of any Controlled Group have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA, the Code, and applicable to the Employee Benefit Plans it or they sponsor or maintain, and there are no existing conditions that would give rise to material liability thereunder. With respect to any Employee Benefit Plan, all members of any Controlled Group have made all contributions or payments to or under each Employee Benefit Plan required by law, by the terms of such Employee Benefit Plan, or by the terms of any contract or agreement. Except as disclosed on SCHEDULE 3.01(P), no Termination Event has occurred in connection with any Pension Plan, and there are no unfunded benefit liabilities, as defined in section 4001(a)(18) of ERISA, with respect to any Pension Plan that pose a risk of causing a Lien to be created on the assets of the Company or that will result in the occurrence of a Reportable Event. No member of any Controlled Group has been required to contribute to a multiemployer plan, as defined in section 4001(a)(3) of ERISA, since September 2, 1974. No material liability to the Pension Benefit Guaranty Corporation has been, or is expected to be, incurred by any member of a Controlled Group. The term "liability," as referred to in this SECTION 3.01(P), includes any joint and several liability. No prohibited transaction under ERISA or the Code has occurred with respect to any Employee Benefit Plan that could have a Material Adverse Effect or a material adverse effect on the condition, financial or otherwise, of an Employee Benefit Plan.

            (q) DELIVERY OF ACQUISITION DOCUMENTS. The Purchaser has received complete copies of the Acquisition Documents and all documents executed in connection with the Acquisition (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument that has heretofore been delivered to Purchaser.

            (r) INVESTMENT COMPANY ACT. The Company is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (s) PUBLIC UTILITY HOLDING COMPANY ACT. The Company is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            (t) NO BURDENSOME RESTRICTIONS. The Company is not a party to, or bound by any agreement, condition, contract or arrangement that has, or that the Company reasonably expects in the future will have, a Material Adverse Effect.

            (u) NO LABOR DISPUTES. Except as set forth on SCHEDULE 3.01(U), the Company is not involved in any labor dispute. There are no strikes or walkouts or union organization of any of the Company's employees in existence or, to the Company's knowledge, threatened, and no labor contract is scheduled to expire during the term of this Agreement, except as set forth on SCHEDULE 3.01(U).

            (v) BROKERS. Neither the Company nor any of its shareholders is under any obligation to pay any broker's fee or commission in connection with the transactions contemplated by this Agreement or the Acquisition, except as set forth on SCHEDULE 3.01(V).

            (w) INSURANCE. The amount and types of insurance carried by the Company, and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as the Company and similarly situated.

            (x) CONDUCT OF BUSINESS. On the Closing Date, the Company is engaged only in businesses of the type described in SCHEDULE 3.01(X).

            (y) DISCLOSURE. The Company has delivered to the Purchaser copies of
      (a) the Company's annual report on Form 10-K for the fiscal years ended September 30, 1993 and 1994, (b) the Company's quarterly reports on Form 10-Q for the period ended December 31, 1994, and (c) the Company's proxy statement dated December 16, 1994, ((a), (b) and (c) are collectively referred to herein as the "SEC FILINGS"). All reports and filings required to be filed by the Company with the Commission during the last twelve (12) months have been timely filed with the Commission. The SEC Filings (a) were prepared in all material respects in accordance with the requirements of the Exchange Act, and the rules and regulations thereunder, (b) do not contain any untrue statement of material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in the Company's SEC Filings present fairly in all material respects the consolidated financial position and results of operations and changes in shareholders' equity and changes in cash flow of the Company and its subsidiaries as of the dates and for the periods indicated therein in accordance with GAAP throughout the periods indicated, except (a) as may be otherwise specifically indicated in such financial statements and (b) the unaudited financial statements may not contain all footnotes required by generally accepted accounting principles and may be subject to year-end adjustments. The Company has no outstanding liabilities or indebtedness not reflected on the balance sheet (known or unknown, absolute, accrued, contingent or otherwise) which are material to the financial condition or operating results of the Company on a consolidated basis.

            (z) FINANCIAL STATEMENTS. The Company has delivered to the Purchaser audited financial statements of the Company as at and for the fiscal year ended September 30, 1994 and unaudited financial statements of the Company for the six-month period ended March 31, 1995. Such financial statements have been prepared in accordance with GAAP (subject to year end adjustments made in the normal course of business, none of which the Company expects to be material) and fairly present the financial condition of the Company as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. As of March 31, 1995, the Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in such financial statements which are, individually or in the aggregate, material to the condition, financial or otherwise, or operations of the Company as of that date and which are not reflected on such financial statements. There has been no material adverse change in the condition, financial or otherwise, or operations of the Company since the effective date of the most recent financial statements referenced above.

      3.02 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Company:

            (a) EXISTENCE. It is a limited partnership duly organized and existing and in good standing under the laws of the state of its organization.

            (b) AUTHORITY. It has the right and power and is duly authorized to enter into, execute, deliver, and perform this Agreement and the Shareholder Agreement, and its officers or agents executing and delivering this Agreement and the Shareholder Agreement are duly authorized to do so. This Agreement and the Shareholder Agreement have been duly and validly executed, issued, and delivered and constitute the legal, valid, and binding obligation of the Purchaser, enforceable in accordance with its terms.

            (c) INVESTOR STATUS. It (i) is an "accredited investor," as that term is defined in Regulation D under the Securities Act; and (ii) has such knowledge, skill, and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for the Purchaser.

            (d) INVESTMENT FOR OWN ACCOUNT. Except as otherwise contemplated by this Agreement and the Shareholder Agreement, the Purchaser is acquiring the Preferred Shares, its Warrants, and any securities issuable upon exercise of the Warrants for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

            (e) LEGENDS. It agrees that the certificates representing its Preferred Shares, the Warrants, and any Issued Warrant Shares will bear the legends referenced in this Agreement, and such Preferred Shares, Warrants, or securities issuable upon exercise of the Warrants and pursuant to the Shareholder Agreement, as the case may be, will not be offered, sold, or transferred in the absence of registration or exemption under applicable securities laws.

                                   ARTICLE IV
                                    COVENANTS

      The Company covenants and agrees as follows:

      4.01 FINANCIAL STATEMENTS. The Company will keep books of account and prepare financial statements and will cause to be furnished to the Purchaser and each other Holder (subject to the Purchaser and each other Holder entering into a confidentiality agreement in substantially the form of ANNEX E):

            (a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, beginning with the fiscal year ending September 30, 1995, (i) a copy of the financial statements of the Company for such fiscal year containing an audited consolidated, and unaudited consolidating, balance sheet, statement of income, statement of shareholders' equity, and statement of cash flows, each as at the end of such fiscal year and for the period then ended and in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified (or unaudited and uncertified in the case of consolidating financial statements) by a "big six" accounting firm, or other independent certified public accountants of recognized standing selected by the Company and consented to by the Holders, to the effect that such report has been prepared in accordance with GAAP and (ii) a comparison of the actual results during such fiscal year to those originally budgeted by the Company prior to the beginning of such fiscal year and a narrative description and explanation of any budget variances. The annual audit report required by this Agreement will not be qualified by or make reference to any disclosure that the Company may not continue as a going concern or otherwise qualified or limited because of restricted or limited examination by the accountant of any portion of any of the records of the Company.

            (b) As soon as available, and in any event within thirty (30) days after the end of each calendar month, a copy of unaudited consolidated and consolidating financial statements of the Company as of the end of such calendar month and for the portion of the fiscal year then ended, containing a balance sheet, statement of income, and statement of cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year and all in reasonable detail, including, without limitation, a comparison of the actual results during such month to those originally budgeted by the Company prior to the beginning of the fiscal year.

            (c) As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, a copy of unaudited consolidated and consolidating financial statements of the Company as of the end of such calendar quarter and for the portion of the fiscal year then ended, containing a balance sheet, statement of income, and statement of cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year and all in reasonable detail.

            (d) On or before the beginning of each fiscal year, an annual budget or business plan for such fiscal year, including a projected consolidated and consolidating balance sheet, income statement, and cash flow statement for such year, and, promptly during each fiscal year, all revisions thereto approved by the board of directors of the Company.

            (e) Concurrently with the delivery of each of the financial statements referred to in SECTION 4.01(A) and within forty-five (45) days after the end of each calendar quarter, a certificate of an authorized officer of the Company in form and substance satisfactory to the Holders
      (i) with respect to the financial statements referred to in SECTION 4.01(C), certifying that the financial statements attached have been prepared in accordance with GAAP and fairly and accurately present (subject to year-end audit adjustments) the consolidated and consolidating financial condition and results of operations of the Company at the date and for the period indicated therein, and (ii) containing a narrative report in form and substance substantially the same as the Company's management's discussion and analysis included in the Company's Form 10-Q filed with the Commission for such quarter.

            (f) As soon as available, a copy of each (i) financial statement, report, notice, or proxy statement sent by the Company to its shareholders; (ii) regular, periodic, or special report, registration statement, or prospectus filed by the Company with any securities exchange, state securities regulator, or the Commission; (iii) material order issued by any court, governmental authority, or arbitrator in any material proceeding to which the Company is a party or to which any of its assets is subject; (iv) press release or other statement made available generally by the Company to the public generally concerning material developments in the business of the Company; and (v) a copy of all material correspondence, reports, and other information sent by the Company to any holder of any indebtedness, including, without limitation the Senior Lender and First Mortgage Bank of Commerce.

            (g) Promptly, such additional information concerning the Company as any Holder may reasonably request, including, without limitation, after review by the Company's Board of Directors, auditor management reports.

      4.02 BOOKS AND RECORDS. The Company will keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), that should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection will be made in accordance with, or as required by, GAAP consistently applied.

      4.03 DISCLOSURE OF MATERIAL MATTERS. The Company will, immediately upon learning thereof, report to the Purchaser (a) all matters materially affecting the value, enforceability or collectibility of any material portion of its assets including, without limitation, the Company's reclamation or repossession of, or the return to the Company of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and (b) any material adverse change in the relationship between the Company and any of its material suppliers or customers.

      4.04 PRESERVATION OF EXISTENCE AND CONDUCT OF BUSINESS. Except as otherwise provided in this Agreement, the Company will preserve and maintain its corporate existence and all of its leases, privileges, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices.

      4.05 MAINTENANCE OF PROPERTIES. The Company will operate and maintain in good condition and repair (ordinary wear and tear excepted) and, subject to sound business judgment, replace as necessary, all of its assets and properties that are necessary or useful in accordance with sound business practices in the judgment of the Company in the proper conduct of its business. The Company will at all times maintain the Intellectual Property used by the Company in its business in full force and effect, and will defend and protect such Intellectual Property against all adverse claims.

      4.06 PAYMENT OF TAXES AND CLAIMS. The Company will pay or discharge, at or before maturity or before becoming delinquent, (a) all taxes, levies, assessments, vault, water and sewer rents, rates, charges, levies, permits, inspection and license fees and other governmental and quasi-governmental charges and any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or that may become a Lien upon any property owned by the Company or arising with respect to the occupancy, use, possession or leasing thereof other than taxes and other governmental and quasi-governmental charges that are being contested by the Company in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP have been provided for on the Company's books (collectively the "IMPOSITIONS") and (b) all lawful claims for labor, material, and supplies, that, if unpaid, might become a Lien upon any of its property.

      4.07 PAYMENT OF EXPENSES. All costs and expenses, including, without limitation, reasonable attorneys' fees incurred by the Purchaser in efforts made to enforce the Obligations, as well as all reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees and legal expenses, incurred in connection with entering into, modifying, administering and/or enforcing this Agreement and all Other Agreements and/or, in defending or prosecuting any actions or proceedings arising out of or relating to the Purchaser's transactions with the Company, or any advice given to Purchaser with respect to its rights and obligations under this Agreement or any Other Agreements will be payable to the Purchaser, on demand, and will become part of the Obligations.

      4.08 INSURANCE. The Company will maintain, with financially sound, reputable and solvent companies, insurance policies (a) insuring its assets against loss by fire, explosion, theft, and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business, (b) insuring it against liability for personal injury and property damages relating to its assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business, and insuring such other matters as may from time to time be reasonably requested by Purchaser. The Company will maintain, with financially sound, reputable and solvent companies, insurance policies insuring its officers and directors against liability for actions taken in the capacity as officers and directors, such policies in an amount and in substance satisfactory in the good faith judgment of the Company's board of directors.

      4.09 NOTICES. The Company will promptly, but in any event within five (5) Business Days after first becoming aware thereof, notify the Purchaser of:

            (a) the commencement of any action, suit, or proceeding against the Company that might have a Material Adverse Effect;

            (b) the occurrence of a default, or an event that with the passage of time or giving of notice or both constitutes a default or event of default under the Acquisition Documents, the Senior Loan Documents, the First Mortgage Indenture, this Agreement or under any instrument or agreement evidencing any other material Indebtedness of the Company;

            (c) any other matter that might have a Material Adverse Effect; and

            (d) The occurrence of an Issuance Event.

      Any notification required by this SECTION 4.09 will be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer setting forth the details of the specified events and the action that the Company proposes to take with respect thereto.

      Immediately upon receipt by the Company, the Company will provide the Purchaser with copies of all notices (including notices of default), statements and financial information, including notices of default, received from the Senior Lender under the Senior Loan Agreements and any other creditor or lessor with respect to the acceleration of the maturity of any item of Indebtedness for borrowed money or the repossession of property from the Company.

      4.10 AMENDMENTS TO OTHER DOCUMENTS. The Company will promptly provide the Purchaser with copies of all proposed amendments to the Acquisition Documents, Senior Loan Documents, the First Mortgage Indenture and of all other loan agreements to which the Company is a party.

      4.11 FURTHER ASSURANCES. The Company will execute and deliver to Purchaser from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents as Purchaser may request, in order that the full intent of this Agreement and the Other Agreements may be carried into effect.

      4.12 COMPLIANCE WITH ERISA AND THE CODE. The Company will comply, and will cause each other member of any Controlled Group to comply, with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, to any Employee Benefit Plan it or they sponsor or maintain, so as not to give rise to any liability thereunder. The Company will pay and will cause each other member of any Controlled Group to pay when due any amount payable by it to the Pension Benefit Guaranty Corporation.

      4.13 COMPLIANCE WITH REGULATIONS G, T, U AND X. Neither the Company nor any Person acting on its behalf will take any action that might cause this Agreement, the Senior Loan Agreements, the First Mortgage Indenture or the Other Documents to violate, and the Company will take all actions necessary to cause compliance with, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System and the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

      4.14 FINANCIAL COVENANTS.

      (a) DEBT SERVICE COVERAGE RATIO (ACTUAL). The Company will not permit the Debt Service Coverage Ratio (Actual) to be less than 1.00:1.00; PROVIDED, HOWEVER, that in the event the ratio required under Section 7.14 of the Credit Agreement is deleted (whether by amendment of the existing Senior Debt or through a refinancing), then the Debt Service Coverage Ratio will remain at the ratio in effect on the date of such deletion; PROVIDED, FURTHER, that in the event the ratio required under Section 7.14 of the Credit Agreement shall be replaced, whether by amendment of the existing Senior Debt or through a refinancing, then the Debt Service Coverage Ratio (Actual) covenant shall be replaced with the following covenant:

      The Company will not permit the Debt Service Coverage Ratio (Actual) to be less than 1.00 to 1:00, PROVIDED, HOWEVER, that if, with respect to the Company and its Recourse Subsidiaries, the EBITDA Ratio is amended to provide for a maximum EBITDA Ratio greater than 2.00 to 1.00, then the Debt Service Coverage Ratio (Actual) required under this Section 4.14(a) shall be adjusted so as to be higher than the Debt Service Coverage Ratio (Actual) set forth above by fifty percent (50%) of the increase in the EBITDA Ratio. If the EBITDA Ratio is amended to provide for a maximum EBITDA Ratio less than 2.00 to 1.00, then the Debt Service Coverage Ratio (Actual) required under this Section 4.14(a) shall be adjusted so as to be lower than the Debt Service Coverage Ratio (Actual) set forth above by fifty percent (50%) of the decrease in the EBITDA Ratio.

      (b) ADDITIONAL INDEBTEDNESS. The Company shall not, and shall not permit any of its Recourse Subsidiaries, directly or indirectly, to incur, create, assume, suffer to exist, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (each event, an "incurrence") any Indebtedness unless the pro forma EBITDA Ratio of the Company and its Recourse Subsidiaries for the Reference Period prior to the incurrence of such Indebtedness (taken as a whole and calculated on the assumptions that such Indebtedness had been incurred and the proceeds thereof had been applied on the first day of the Reference Period) would have been greater than 1.80 to 1.00; PROVIDED, HOWEVER, that (i) for purposes of this
SECTION 4.14(B), if the "EBITDA Ratio" shall at any time be amended (including, without limitation, after giving effect to any amendments or refinancings or modifications under this Agreement or the First Mortgage Indenture), then the EBITDA Ratio required under this SECTION 4.14(B) shall be adjusted so as to be lower than the EBITDA Ratio required in the First Mortgage Indenture at the date of determination thereof by the same percentage as on the date hereof; and (ii) nothing contained herein shall be deemed to restrict in any manner the ability of the Company or any of its Subsidiaries to incur Indebtedness otherwise permitted under the First Mortgage Indenture, including, without limitation, Sections 6.9(b) and 6.9(c) thereof, or under the Credit Agreement, including, without limitation, Section 7.01 thereof.

      (c) DEBT TO CAPITALIZATION RATIO. In the case of the Company and its Recourse Subsidiaries, permit the ratio of (a) amounts outstanding under the Credit Agreement PLUS amounts outstanding under the Term Loan Agreement PLUS, without duplication, total Funded Indebtedness of the Company and its Recourse Subsidiaries, computed on a consolidated basis, less Unencumbered Cash owned and held by or on behalf of the Company to (b) Capitalization, computed in each case on a consolidated basis, at any time to exceed .70 to 1.00; PROVIDED, HOWEVER, that if the Debt to Capitalization Ratio required in the Credit Agreement shall at any time be amended (including, without limitation, after giving effect to any amendments or refinancings or modifications under this Agreement or the Credit Agreement), then the Debt to Capitalization Ratio required under this
SECTION 4.14(C) shall be adjusted so as to be higher than the Debt to Capitalization Ratio set forth in the Credit Agreement by the same percentage as immediately prior to such amendment.

      (d) ADJUSTMENTS. Notwithstanding anything to the contrary set forth in clauses (a), (b) or (c) above, it is hereby agreed that in the event of an amendment, modification or refinancing of Senior Debt, if (i) pursuant to the adjustment provisions of clause (a) above, the Debt Service Coverage Ratio (Actual) required herein would be less than 1.00:1:00, or (ii) pursuant to the adjustment provisions in clause (ii) of the proviso in clause (b) above, the EBITDA Ratio required herein would be less than 1.50:1.00 or (iii) pursuant to the adjustment provisions in the proviso to clause (c) above, the Debt to Capitalization Ratio required herein would be greater than .75:1.00 (the ratios set forth in clauses (i), (ii) and (iii) being referred to herein as the "LIMITATION RATIOS"), then

            (A) with the written consent of the Holders, the Debt Service Coverage Ratio (Actual), EBITDA Ratio or Debt to Capitalization Ratio, as the case may be, shall be adjusted in accordance with clause (a), (b) or (c) above, or

            (B) if the Holders do not consent to any or all of the adjustments specified in clause (A) above and request in writing that any or all of the Debt Service Coverage Ratio

(Actual), EBITDA Ratio or Debt to Capitalization Ratio be re-set at the applicable Limitation Ratio, then, at the Company's option, either (i) the Company shall consent to the re-setting of the covenants at the applicable Limitation Ratios or (ii) the Company shall redeem the Preferred Stock without premium or penalty.

      4.15 FISCAL YEAR. The Company will cause its fiscal year to be the twelve month period ending on the last day of September of each year.

      4.16 BOARD OBSERVATION AND MEMBERSHIP. The Company will deliver to the Purchaser a certified copy of the minutes of and all materials distributed at or prior to all meetings of the board of directors of the Company, certified as true and accurate by the Secretary of the Company, promptly following each such meeting. The Company will (a) permit the Purchaser, so long as the Purchaser owns any Preferred Shares or not less than 25,000 shares of Registrable Securities in the Company, to designate one person to attend all meetings of the Company's board of directors, (b) provide such designee notice of all meetings of the Company's board of directors contemporaneously with notice being given to all directors, (c) permit such designee to attend such meetings as an observer, and (d) provide to such designee a copy of all materials distributed at such meetings. Regular board of director meetings will be held (i) at least four (4) times during each calendar year, with at least two of such meetings to be held in person, and (ii) at intervals of not less than one hundred twenty (120) days between any two (2) such regular board meetings. The Company will reimburse each such observer for all reasonable expenses incurred in traveling to and from such meetings and attending such meetings. In addition, for so long as the Purchaser owns any Preferred Shares or not less than 25,000 shares of Registrable Securities, at all times the board of directors will consist of no more than thirteen (13) members, including (i) one (1) individual designated by the Purchaser, (ii) one (1) additional individual designated by the Purchaser if either (A) the quarterly dividends required by the Series B Preferred Stock are not paid by the Company for two (2) consecutive calendar quarters or (B) an Issuance Event exists hereunder, and (iii) one (1) additional individual designated by the Purchaser if either any quarterly dividend required by the Series B Preferred Stock is not paid or an Issuance Event occurs and continues for, in either case, 270 consecutive days at any time subsequent to the nonpayment or occurrence of an Issuance Event referred to in SUBSECTION (II) above; PROVIDED, HOWEVER, that the Purchaser will not have any obligation to designate or cause such individuals to serve on the board of directors of the Company; and PROVIDED FURTHER, that upon the occurrence of any of (x) the payment in full of the dividends owing as a result of the occurrence of the nonpayment event referred to in SUBSECTION (II) or SUBSECTION (III) above or (y) the cure of the occurrence of an Issuance Event referred to in SUBSECTION (II) or SUBSECTION (III) above, so long as all other dividends have been paid and no other Issuance Event has occurred, the individual designated by the Purchaser pursuant to such SUBSECTION (II) or SUBSECTION (III) above, as the case may be, will cease to serve on the board of directors of the Company upon written notice by the Company provided within ten (10) business days following such cure or payment in full. Any failure by the Purchaser to designate such individuals will not constitute failure to comply with this Agreement or result in any liability to the Purchaser. The Company agrees to compensate such individuals referred to in SUBSECTIONS (I), (II) and (III) in the same manner as each of the other members of the board of directors is compensated and agrees to reimburse such individuals and the Purchaser for all reasonable expenses incurred by such individuals and the Purchaser in connection with the meetings and activities of the board of directors. The Company agrees to take all necessary action to effectuate this provision. Notwithstanding anything to the contrary in this SECTION 4.16, the Purchaser agrees that any Person designated by the Purchaser pursuant to this SECTION 4.16 will not be a Person or an Affiliate of a Person that is engaged in the manufacture of steel or steel products.

      4.17 ENVIRONMENTAL COSTS. The Company hereby indemnifies and holds the Purchaser harmless from and against any liability, loss, damage, suit, action or proceeding by any federal, state or municipal government or quasi-governmental agency or any third person pertaining to solid or hazardous waste materials or other toxic substances, whether arising under any federal, state or municipal law or regulation, or tort, contract or common law.

      4.18 LAWS. The Company will comply in all material respects with all applicable statutes, regulations, and orders of the United States, domestic and foreign states, and municipalities, agencies, and instrumentalities of the foregoing applicable to the Company.

      4.19 INSPECTION. At any time during the normal business hours of the Company and upon prior notice of not less than one (1) Business Day, the Company will permit any representative designated by the Holders to (a) visit and inspect any of the Properties of the Company, so long as, such inspection rights are limited to (i) one (1) on-site inspection in the absence of an Issuance Event and (ii) five (5) on-site inspections not otherwise consented to by the Company when an Issuance Event is continuing; (b) examine the corporate and financial records of Company and make reasonable copies thereof or extracts therefrom; and (c) discuss the affairs, finances, and accounts of the Company with the directors, officers, key employees, and independent accountants of the Company. The Company will promptly reimburse Purchaser for all expenses incurred in connection with the one (1) on-site inspection in the absence of an Issuance Event and the five (5) on-site inspections not otherwise consented to by the Company where an Issuance Event is continuing.

      4.20 NEGATIVE COVENANTS. Without the prior written consent of the Holders, which consent may be withheld in the sole discretion of the Holders (except as otherwise provided in SECTION 4.20(A) below), the Company will not:

            (a) agree or consent to any modification, amendment or waiver of any of the terms and provisions of the Senior Loan Agreement or First Mortgage Indenture if the effect thereof would be to make the restrictions on the ability of the Company to pay dividends on or redeem the Preferred Shares more onerous than the restrictions in effect on the date hereof; PROVIDED, HOWEVER, that it is understood that modifications and amendments (including, without limitation, modifications and amendments which involve the addition of new covenants, the revision of financial covenants or the modification of the specific section restricting the payment of dividends or payments to be received upon redemption of the Purchaser's Preferred Shares) shall not be more onerous if the Company is not more likely to breach the modified and/or amended terms and conditions than it was to breach the terms and conditions as in effect on the date hereof; PROVIDED, FURTHER, that any requested consent to a waiver of this SECTION 4.20(A) shall not be unreasonably withheld (it being understood that the determination of whether any such requested consent has been unreasonably withheld shall take into account current credit market conditions for companies similarly situated with the Company);

            (b) issue any class of equity ranking senior or PARI PASSU to the Preferred Shares as to dividends or distribution of assets of the Company on the liquidation, dissolution or winding up of the Company;

            (c) become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person unless
      (i) the surviving entity is a corporation that is incorporated under the laws of the United States of America, (ii) no Issuance Event has occurred or will occur as a result of such transaction, and (ii) Howard M. Meyers retains Voting Control of the Company, or dissolve or liquidate;

            (d) except as contemplated by this Agreement and the Other Agreements, enter into any transaction with any director, officer, employee, shareholder, or Affiliate of the Company except transactions upon terms that are fair and reasonable and that are at least as favorable as would result in a comparable arm's-length transaction with a Person not a director, officer, employee, shareholder or Affiliate of the Company; it being acknowledged by the Purchaser, for itself and for the Holders, that the transactions set forth on SCHEDULE 4.20 comply with this SUBSECTION
      (D);

            (e) permit to occur any amendment, alteration, or modification of the Certificate of Incorporation or Bylaws of the Company, as constituted on the date of this Agreement, the effect of which would be to materially adversely affect either the rights and benefits of the Holders or the duties and obligations of the Company under this Agreement, the Warrants, or the Shareholder Agreement;

            (f) unless all accrued dividends to the Holders of the Preferred Shares are at such time paid in full, declare or make any dividends or distributions of its cash, property, or assets or redeem, retire, purchase, or otherwise acquire, directly or indirectly, any of the Capital Stock or capital stock or securities of any Affiliate of the Company, or any securities convertible or exchangeable into Capital Stock or capital stock or securities of any Affiliate of the Company; PROVIDED, HOWEVER, such dividends, distributions, redemptions, retirements, purchases or acquisitions will not in the aggregate for any given fiscal year exceed the amount permitted under the First Mortgage Indenture;

            (g) effect any material sale, lease, assignment, transfer, or other conveyance of more than twenty-five percent (25%) of the assets or operations or the revenue or income generating capacity of the Company (other than inventory in the ordinary course of business and other assets reasonably and in good faith determined by the Company to be obsolete or no longer necessary to the business of the Company) (excluding such sales, leases, assignments, transfers, or other conveyances by Non-Recourse Subsidiaries) or to take any such action that has the effect of any of the foregoing;

            (h) enter into any business not materially related to the business of the Company;

            (i) unless otherwise approved by a committee consisting solely of Independent Directors, increase the amount of benefits payable under any benefit plan in the aggregate, or permit the aggregate amount of salary and any other direct and indirect remuneration (including, but not limited to, employee benefits, professional, management, and consulting fees and expenses, and bonuses under any plans) paid orthecrued by Company during any fiscal year to or for the direct or indirect benefit of any of its executive officers, directors, or Affiliates of the foregoing;

            (j) allow the aggregate par value of the Capital Stock subject to the Warrants from time to time to exceed the price payable on exercise of the Warrants, as adjusted from time to time;

            (k) enter into a Rule 13e-3 transaction within the meaning of
      SECTION 13E- 3(A)(3) of the Exchange Act; or

            (l) obligate itself or otherwise agree to take, permit or enter into any of the events described in SUBSECTIONS (A) through (K) above.

      4.21 ACCOUNTANTS. The Company will retain independent public accountants who will certify the consolidated financial statements of the Company at the end of each fiscal year.

      4.22 NOTICE.

            (a) In the event of (i) any setting by the Company of a record date with respect to the holders of any class of Capital Stock of the Company for the purpose of determining which of such holders are entitled to dividends, repurchases of securities or other distributions, or any right to subscribe for, purchase or otherwise acquire any shares of Capital Stock of the Company or other property or to receive any other right; or
      (ii) any capital reorganization of the Company, or reclassification or recapitalization of the Capital Stock of the Company or any transfer of all or a majority of the assets, business, or revenue or income generating capacity of the Company, or consolidation, merger, share exchange, reorganization, or similar transaction involving the Company; or (iii) any voluntary or involuntary dissolution, liquidation, or winding up of the Company; or (iv) any proposed issue or grant by the Company of any Capital Stock of the Company, or any right or option to subscribe for, purchase, or otherwise acquire any Capital Stock (other than the issue of Issuable Warrant Shares upon exercise of the Warrants and the issue of options and shares of Class A Common Stock upon the exercise thereof pursuant to the Option Plan), then, in each such event, the Company will deliver or cause to be delivered to the Holders a notice specifying, as the case may be,
      (A) the date on which any such record is to be set for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right; (B) the date as of which the holders of record will be entitled to vote on any reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange, conveyance, dissolution, liquidation, or winding-up; (C) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange, conveyance, dissolution, liquidation, or winding-up is to take place and the time, if any is to be fixed, as of which the holders of record of any class of Capital Stock of the Company will be entitled to exchange their shares of Capital Stock of the Company for securities or other property deliverable upon such event;
      (D) the amount and character of any Capital Stock of the

      Company, property, or rights proposed to be issued or granted, the consideration to be received therefor, and, in the case of rights or options, the exercise price thereof, and the date of such proposed issue or grant and the Persons or class of Persons to whom such proposed issue or grant will be offered or made; and (E) such other information as the Holders may reasonably request. Any such notice will be deposited in the United States mail, postage prepaid, at least thirty (30) days prior to the date therein specified, and notwithstanding anything in this Agreement or the Warrants to the contrary the Holders may exercise the Warrants within thirty (30) days from the receipt of such notice.

            (b) If there is any adjustment as provided above in ARTICLE II, or if any Other Securities become issuable in lieu of shares of such Common Stock upon exercise of the Warrants, the Company will immediately cause written notice thereof to be sent to each Holder, which notice will be accompanied by a certificate of the independent public accountants of the Company setting forth in reasonable detail the basis for the Holders' becoming entitled to receive such Other Securities, the facts requiring any such adjustment in the number of shares receivable after such adjustment, or the kind and amount of any Other Securities so purchasable upon the exercise of the Warrants, as the case may be. At the request of any Holder and upon surrender of the Warrant of such Holder, the Company will reissue the Warrant of such Holder in a form conforming to such adjustments.

      4.23 WARRANT RIGHTS. The Company covenants and agrees that during the term of this Agreement and so long as any Warrant is outstanding, (a) the Company will at all times have authorized and reserved a sufficient number of shares of Class A Common Stock and Other Securities, to provide for the exercise in full of the rights represented by the Warrants and the exercise in full of the rights of the Holders under the Shareholder Agreement; (b) the Company will not increase or permit to be increased the par value per share or stated capital of the Issuable Warrant Shares or the consideration receivable upon issuance of its Issuable Warrant Shares; and (c) in the event that the exercise of the Warrant would require the payment by the Holder of consideration for the Class A Common Stock or Other Securities receivable upon such exercise of less than the par or stated value of such Issuable Warrant Shares, the Company will promptly take such action as may be necessary to change the par or stated value of such Issuable Warrant Shares to an amount less than or equal to such consideration.

                                    ARTICLE V
                                   CONDITIONS

      The obligations of the Purchaser to effect the transactions contemplated by this Agreement are subject to the following conditions precedent:

      5.01 EFFECTIVENESS OF SENIOR LOAN DOCUMENTS. The Senior Loan Documents will have been duly executed and delivered by the parties thereto and will be on terms and conditions satisfactory to Purchaser. All conditions precedent to the making of the Senior Loans will have been satisfied or waived.

      5.02 SERIES A PREFERRED SHARES AND WARRANTS. The Company will have received not less than $15,000,000 in cash in exchange for issuance of Series A Preferred Shares and the Warrants, and Purchaser will have received certificates evidencing such Series A Preferred Shares and Warrants, such certificates being satisfactory to Purchaser.

      5.03 ACQUISITION. The Acquisition Documents will have been duly executed and delivered by the parties thereto, all conditions to the consummation of the Acquisition will have been satisfied or waived.

      5.04 DUE DILIGENCE. The results of Purchaser's due diligence regarding the Company and the Acquisition will be satisfactory to Purchaser, and Purchaser will be satisfied with the assets and books and records and the business and financial condition of the Company, after giving effect to the Acquisition.

      5.05 APPROVAL. The Purchaser's investment committee will have approved the purchase of the Series A Preferred Shares and the Warrants on terms set forth herein and in the Other Agreements.

      5.06 NO LITIGATION; CONSUMMATION OF TRANSACTIONS. No injunction, preliminary injunction, or temporary restraining order will be threatened or will exist that prohibits or may prohibit the transactions contemplated herein or any other related transaction, and no litigation or similar proceeding (including, without limitation, any litigation or other proceeding seeking injunctive or similar relief) will be threatened or will exist with respect to the transactions contemplated herein, that, if adversely determined, would in the judgment of the Purchaser have a Material Adverse Effect.

      5.07 CLOSING DELIVERIES. The Purchaser will have received the following, each in form and substance satisfactory to the Purchaser:

                  (a) WARRANTS, CERTIFICATE EVIDENCING SERIES A PREFERRED
            SHARES, THIS AGREEMENT AND THE OTHER AGREEMENTS. The Warrants and stock certificate evidencing the Series A Preferred Shares, each of which will have been duly issued by the Company to the Purchaser in the denominations specified on ANNEXES A, B, C and D hereto, along with the fully executed original of this Agreement and the Shareholder Agreement and all other documents and instruments required pursuant thereto;

                  (b) OTHER AGREEMENTS. All Other Agreements, duly executed by the parties thereto;

                  (c) APPROVALS AND CONSENTS. Copies, certified by the Company of all consents, authorizations, filings, licenses and approvals, if any, required in connection with the consummation of the Acquisition, the execution, delivery and performance by the Company, or the validity and enforceability of, this Agreement, the Senior Loan Documents, the Acquisition Documents, the First Mortgage Indenture or the Other Agreements to which the Company is a party;

                  (d) OPINION OF COUNSEL. The written legal opinion of Kaye,
            Scholer, Fierman, Hays & Handler, legal counsel to the Company, such opinion to be substantially in the form of EXHIBIT A-1 hereto;

                  (e) OPINION OF LOCAL COUNSEL. The written legal opinion of
            Jones Walker Waechter Poitevent Carrere & Denegre, the local Louisiana legal counsel to the Company, such opinion to be substantially in the form of EXHIBIT A-2 hereto;

                  (f) GENERAL CERTIFICATE OF THE COMPANY'S SECRETARY. A
            certificate of the Secretary of the Company together with true and correct copies of the following:

                        (i) CERTIFICATE OF INCORPORATION. The Certificate of
            Incorporation of the Company, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within 30 days prior to the Closing Date;

                        (ii) BYLAWS.  The Bylaws of the Company, including all
            amendments thereto;

                        (iii) RESOLUTIONS. The resolutions of the Board of
            Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Senior Loan Documents, and the Other Agreements to which the Company is a party and authorizing the issuance of the Preferred Shares;

                        (iv) EXISTENCE AND GOOD STANDING CERTIFICATES.
            Certificates of the appropriate government officials of the state of incorporation of the Company as to its existence and good standing, and certificates of the appropriate government officials in each state where the Company does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the Closing Date; and

                        (v) INCUMBENCY. The names of the officers of the Company
            authorized to sign this Agreement and the Other Agreements to be executed by the Company, together with a sample of the true signature of each such officer;

                  (g) SENIOR LOAN DOCUMENTS. Copies of the Senior Loan Documents
            and each document relating thereto, and a certificate of the Chief Executive Officer or Chief Financial Officer of the Company certifying that the attached documents are a true, correct and complete set of the Senior Loan Documents, that all conditions precedent to funding of the Senior Loans have been met or waived, and that those transactions are being consummated simultaneously with the sale of the Series A Preferred Shares;

                  (h) TRANSACTION CERTIFICATE. A certificate of the Chief
            Executive Officer or the Chief Financial Officer of the Company that, to the best of their knowledge after due investigation, all conditions precedent to the effectiveness of this Agreement have been satisfied or waived;

                  (i) ENVIRONMENTAL REPORTS. Environmental reports of an
            independent environmental review satisfactory to the Purchaser with respect to the Property and all improvements, fixtures and equipment located thereon, which reports will be addressed to the Purchaser and which will evidence no violation of Environmental Laws or presence of Polluting Substances that is unacceptable to Purchaser in its sole discretion; and

                  (j) ADDITIONAL INFORMATION, OTHER DOCUMENTS AND AGREEMENTS.
            Such other information, documents, agreements, commitments and undertakings as Purchaser will reasonably request.

      5.08 MATERIAL ADVERSE CHANGE. For the period from the date hereof to the Closing Date, and except for the transactions contemplated by this Agreement and the Senior Loan Agreements, there will have been no occurrence or event that, in Purchaser's opinion, has or could reasonably be expected to have a Material Adverse Effect.

      5.09 FEES. All fees payable pursuant to this Agreement (including the fees, expenses and disbursements of the Purchaser's counsel) will have been paid to Purchaser (or such counsel, as applicable).

      5.10 REPRESENTATIONS AND AGREEMENTS. Each representation and warranty of the Company set forth in this Agreement will be true and correct in all material respects when made and as of the Closing Date, and the Company will have performed in all material respects all their covenants and agreements set forth in this Agreement that are required to be performed prior to closing.

      5.11 PROCEEDINGS; CONSENTS. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation of this Agreement, will be satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel will have received certificates of compliance and copies (executed or certified as may be appropriate) of all documents, instruments, and agreements that the Purchaser or such counsel may request in connection with the consummation of such transactions. All consents of any Person necessary to the consummation of the transactions contemplated by this Agreement and the Shareholder Agreement will have been received, be in full force and effect, and not be subject to any onerous condition.

                                   ARTICLE VI
                                 ISSUANCE EVENTS

      6.01. ISSUANCE EVENTS. The occurrence of any one of more of the following will constitute an Issuance Event.

            (a) The Company fails to pay when due and after passage of any applicable notice and cure periods, whether upon acceleration or otherwise, any Indebtedness in excess of $2,500,000.00;

            (b) The Company fails to perform or observe any agreement, covenant, term or condition contained in SECTIONS 4.09, 4.20 or 4.22(A) of this Agreement;

            (c) The Company fails to comply with any provision of any agreement, indenture, mortgage, deed of trust, or other agreement binding on it or affecting its properties or business (other than the failure to pay when due Indebtedness referred to in PARAGRAPH (A) above), including, without limitation, this Agreement, the Senior Loan Documents and the Other Agreements to which the Company is a party, and such failure to comply could reasonably be expected to have a Material Adverse Effect;

            (d) The Company becomes subject to an Event of Bankruptcy.

            (e) Any judgment or order for payment of money is rendered against the Company that exceeds $2,500,000 in excess of the Company's insurance coverage therefor and either (i) enforcement proceedings will have been commenced by any creditor upon such judgment or order, or (ii) there will be a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, will not be in effect;

            (f) The occurrence of a change in ownership such that Howard M. Meyers ceases to maintain Voting Control of the Company; PROVIDED, HOWEVER, that the death of Howard M. Meyers shall not result in an Issuance Event solely for purposes of SECTION 2.02 of this Agreement.

      6.02 REMEDIES OF HOLDERS UPON OCCURRENCE OF AN ISSUANCE EVENT. When any Issuance Event described in SECTION 6.01 has occurred and is continuing, Purchaser will (in addition to any other right, power or remedy permitted to Purchaser by law) be entitled to the rights and remedies set forth in SECTION 2.02.

      6.03 NOTICE OF ISSUANCE EVENT. The Company will immediately furnish to Purchaser notice in writing of the occurrence of an Issuance Event, or any condition or event that, after notice or lapse of time, or both, would constitute such an Issuance Event. Such notice will specify the nature of such event or condition and what action the Company has taken or is taking or proposes to take with respect thereto.

                                   ARTICLE VII
                                  MISCELLANEOUS

      7.01 INDEMNIFICATION. In addition to any other rights or remedies to which the Purchaser and the Holders may be entitled, the Company agrees to and will indemnify and hold harmless the Purchaser, the Holders, and their Affiliates and their respective successors, assigns, officers, directors, employees, attorneys, and agents (individually and collectively, an "INDEMNIFIED PARTY") from and against any and all losses, claims, obligations, liabilities, deficiencies, penalties, causes of action, damages, costs, and expenses (including, without limitation, costs of investigation and defense, attorneys' fees, and expenses), including, without limitation, those arising out of the sole or contributory negligence of any Indemnified Party, that the Indemnified Party may suffer, incur, or be responsible for, arising or resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of the Company or the Shareholders under this Agreement, the Shareholder Agreement, or under any other agreement to which the Company or the Shareholder is a party in connection with this transaction, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser or the Holders under this Agreement.

      7.02 DEFAULT. It is agreed that a violation by any party of the terms of this Agreement cannot be adequately measured or compensated in money damages, and that any breach or threatened breach of this Agreement by a party to this Agreement would do irreparable injury to the nondefaulting party. It is, therefore, agreed that in the event of any breach or threatened breach by a party to this Agreement of the terms and conditions set forth in this Agreement, the nondefaulting party will be entitled, in addition to any and all other rights and remedies that it may have in law or in equity, to apply for and obtain injunctive relief requiring the defaulting party to be restrained from any such breach or threatened breach or to refrain from a continuation of any actual breach.

      7.03 INTEGRATION. This Agreement and the Shareholder Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, and agreements. This Agreement may not be amended or supplemented except by a writing signed by Company, the Shareholder, and each Holder.

      7.04 HEADINGS. The headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement. References in this Agreement to Sections and Articles are references to the Sections and Articles of this Agreement unless otherwise specified.

      7.05 SEVERABILITY. The parties to this Agreement expressly agree that it is not the intention of any of them to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

      7.06 NOTICES. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication will be in writing and will be deemed to have been validly served, given or delivered (and "the date of such notice" or words of similar effect will mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon receipt thereof (whether by non-certified mail, telecopy, telegram, express delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

      If to the Purchaser, at:      Address of such Purchaser beneath the name
                                    of such Purchaser on the signature pages of this Agreement

      with courtesy copies to:      Hughes & Luce, L.L.P.
                                    1717 Main Street
                                    Suite 2800
                                    Dallas, Texas  75201
                                    Attn:  Larry A. Makel, Esq.
                                    Fax:  214-939-6100

      If to the Company, at:  Bayou Steel Corporation
                                    River Road
                                    La Place, Louisiana  70068
                                    Attn: Mr. Richard J. Gonzalez
                                    Fax: (504) 652-0472

      with courtesy copies to:      Howard M. Meyers
                                    2777 Stemmons Freeway, Suite 1800
                                    Dallas, Texas 75207
                                    Fax: (214) 631-6146

                                    Kaye, Scholer, Fierman, Hays & Handler
                                    425 Park Avenue
                                    New York, New York 10022-3598
                                    Attn: Rory A. Greiss, Esq.
                                    Fax: (212) 836-8689
or to such other address as each party may designate for itself by like notice. Notice to any Holder other than the Purchaser will be delivered as set forth above to the address shown on the stock transfer books of the Company or the Warrant Register unless such Holder has advised the Company in writing of a different address to which notices are to be sent under this Agreement.

      Failure or delay in delivering courtesy copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies of the actual notice will in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication.

      No notice, demand, request, consent, approval, declaration or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

      7.07 SUCCESSORS. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

      7.08 REMEDIES. The failure of any party to enforce any right or remedy under this Agreement, or promptly to enforce any such right or remedy, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced.

      7.09 SURVIVAL. All warranties, representations, and covenants made by any party in this Agreement or in any certificate or other instrument delivered by such party or on its behalf under this Agreement will be considered to have been relied upon by the party to which it is delivered and will survive the Closing Date and expire seven (7) years from the Closing Date (the "TERMINATION DATE"), regardless of any investigation made by such party or on its behalf. Other than this ARTICLE VII, all provisions of this Agreement shall terminate on the Termination Date. All statements in any such certificate or other instrument will constitute warranties and representations under this Agreement. Notwithstanding anything to the contrary in this SECTION 7.09, when the Purchaser ceases to hold any Preferred Shares of the Company, SECTIONS 4.14, 4.20(G), (H), (I) and (L) and 6.01(A), (D) and (E) shall terminate and be of no further force or effect.

      7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, which will individually and collectively constitute one agreement.

      7.11 OTHER BUSINESS. It is understood and accepted that the Purchaser, the Holders, and their Affiliates have interests in other business ventures that may be in conflict with the activities of the Company and that nothing in this Agreement will limit the current or future business activities of such parties whether or not such activities are competitive with those of the Company. The Company agrees that all business opportunities in any field substantially related to the business of the Company will be pursued exclusively through the Company.

      7.12 CHOICE OF LAW. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED, AND ACCEPTED BY THE PARTIES IN THE STATE OF LOUISIANA, WILL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF LOUISIANA, AND WILL BE

INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF LOUISIANA APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

      7.13 WAIVERS; MODIFICATION. NO PROVISION OF THIS AGREEMENT MAY BE WAIVED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE COMPANY AND THE HOLDERS.

      7.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE WARRANTS, THE PREFERRED SHARES OR ANY DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF PURCHASER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

      7.15 DUTIES AMONG HOLDERS. Each Holder agrees that no other Holder will by virtue of this Agreement be under any fiduciary or other duty to give or withhold any consent or approval under this Agreement or to take any other action or omit to take any action under this Agreement, and that each other Holder may act or refrain from acting under this Agreement as such other Holder may, in its discretion, elect.

      7.16 ACTIONS BY HOLDERS. Unless otherwise provided in this Agreement or the Other Agreements, in each instance that the Holders are required or entitled to request or consent in concert to any action in this Agreement or the Other Agreements, the Holders will be deemed to have requested or consented to such action if the Holders of a majority-in-interest of the Registrable Securities or Preferred Shares so request or consent. With respect to any such request or consent, the Company shall be entitled to rely without further investigation on a written statement signed by the Purchaser (or such other party as the Purchaser may designate by written notice to the Company) that a majority-in-interest of the Holders of (i) Registrable Securities or (ii) Preferred Shares have so requested or consented, as applicable. A majority-in-interest of Holders of Registrable Securities shall consist of Holders of a majority of the Registrable Securities. A majority-in-interest of Holders of Preferred Shares shall consist of Holders of a majority of the aggregate liquidation preference of all issued and outstanding Preferred Shares.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    COMPANY:

                                    BAYOU STEEL CORPORATION

                                    By:   _____________________________________
                                    Name: _____________________________________
                                    Its:  _____________________________________

                                    PURCHASER:

                                    RICE PARTNERS II, L.P.

                                         By:   Rice Capital Group IV, L.P.
                                         Its:  General Partner

                                               By:   RMC Fund Management, L.P.
                                               Its:  General Partner

                                                     By:   Rice Mezzanine
                                                           Corporation,
                                                     Its:  General Partner

                                                     By: ______________________
                                                     Name: Jeffrey P. Sangalis
                                                     Title: Managing Director

                                    5847 San Felipe
                                    Suite 4350
                                    Houston, Texas 77057
                                    Attn:  Jeffrey P. Sangalis
                                    Fax: (713) 783-9750

                                    Number of Warrant Shares: 822,422
                                    Purchase Price: $100.00

ANNEXES

ANNEX A     Form of Shareholder Agreement
ANNEX B     Form of First Warrant
ANNEX C     Form of Second Warrant
ANNEX D     Statement of Designations, Preferences, Limitations and Relative
            Rights of Preferred Stock
ANNEX E     Confidentiality Agreement

EXHIBITS

Exhibit A-1 Form of Legal Opinion
Exhibit A-2 Form of Local Counsel Legal Opinion

SCHEDULES

Schedule 1       Capitalization
Schedule 3.01(a) Subsidiaries
Schedule 3.01(d) Restrictions on Capital Stock
Schedule 3.01(g) Documents
Schedule 3.01(i) Authorizations, Approvals, Consents, Filings and Registrations
Schedule 3.01(j) Environmental Matters
Schedule 3.01(k) Litigation
Schedule 3.01(m) Subsidiary Indebtedness
Schedule 3.01(u) Labor Disputes
Schedule 3.01(v) Brokers
Schedule 3.01(x) Types of Business
Schedule 4.20    Permitted Transaction

                                  SCHEDULES TO
                          PREFERRED STOCK AND WARRANT
                               PURCHASE AGREEMENT

    Reference is made to the Preferred Stock and Warrant Purchase Agreement, dated as of June 13, 1995, between Bayou Steel Corporation and Rice Partners II, L.P. (the "Agreement") Capitalized terms used but not otherwise defined in the attached Schedules have the meanings given to them in the Agreement.

    The contents of the Schedules are qualified in their entirety by reference to specific provisions of the Purchase Agreement. In that regard, certain of the Schedules contain more information than is required by the Sections of the Purchase Agreement to which such Schedules relate and such additional disclosure shall not be deemed to mean that such information is required by such related Sections of the Purchase Agreement (e.g., the fact that a Section of the Purchase Agreement calls for a listing of material agreements does not necessarily mean that each such agreement listed on the related Schedule is material). Headings have been inserted on the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Schedules as set forth in the Purchase Agreement. The inclusion in the Schedules of any item in response to a representation or warranty shall be deemed to be inclusion with respect to any representation or warranty to which such item is responsive.

                                  SCHEDULE 1
                             SHAREHOLDERS EQUITY

    1. Howard M. Meyers

    60% of the outstanding common stock of Bayou Steel Properties Limited (f/k/a RSR Steel Corporation ("BSPL")

    300,000 shares of Class A Common Stock

    The shares of BSPL and Common Stock of Mr. Meyers are held by Mr. Meyers or limited partnerships or trusts, the sole partners and beneficiaries, respectively, of which are Mr. Meyers and/or Related Parties of Mr. Meyers.

    Mr. Meyers is subject to restrictions on transfer of the shares of BSPL set forth in that certain Agreement dated July 26, 1988 among the Company, BSPL and Mr. Meyers as described below:

    The shares of common stock of BSPL owned by Mr. Howard M. Meyers may not be sold, nor many shares of BSPL be issued, at a price which represents a premium attributable to the underlying Class B Common Stock over the market price of the Class A Common Stock, to any person or group if such sale, when aggregate with all prior sales during the preceding four-year period, would result in such person or group owning more than 50% of the common stock of BSPL, unless such person or group agrees to make a tender offer within 30 days for an equivalent percentage of Class A Common Stock at the highest price paid by such person or group (expressed in equivalent shares of Class B Common Stock) for the shares of common stock of BSPL, provided that the Directors elected by the holders of the Class A Common Stock waive the charter restriction prohibiting a purchaser from acquiring 5% or more of the aggregate fair market value of the Class A Common Stock. The agreement terminates when the holders of the Class B Common Stock no longer have the right to elect a majority of the Board of Directors of the Company.

    The Company's Certificate of Incorporation provides that the Class B Common Stock, which Mr. Meyers controls through his ownership interest in BSPL, loses its power to control the Company if Mr. Meyers resigns, retires or is removed for cause as Chief Executive Officer of the Company.

    2. Bayou Steel Properties Limited

    100% of the outstanding shares of Class B Common Stock

                               SCHEDULE 3.01(A)
                          SUBSIDIARIES; INVESTMENTS

    1. Wholly-owned Subsidiaries

    Bayou Steel Scrap Corporation
    River Road Realty Corporation
    Bayou Steel Corporation (Tennessee)

                               SCHEDULE 3.01(D)
                  PREEMPTIVE RIGHTS; RIGHTS OF FIRST REFUSAL

None.

                               SCHEDULE 3.01(I)
                                   CONSENTS

    1. The Certificate will be filed with the Secretary of State of the State of Delaware on the Closing Date.

    2. The Company's Certificate of Incorporation will need to be amended and filed with the Secretary of the State of Delaware in order to provide the Purchaser with the right, upon certain events set forth in the Agreement, to designate up to two additional directors of the Board of Directors of the Company as provided in clauses (ii) and (iii) of the fifth sentence of Section
4.16 of the Agreement.

    3. Article VIII, clause (q) of the Credit Agreement provides that the following shall constitute an Event of Default thereunder:

    one or more Persons has demanded payment of amounts in excess of $500,000 in the aggregate under Section 7.01 of the Preferred Stock and Warrant Purchase Agreement or Section 5.13 of the Shareholder Agreement and the Borrower or any of its Subsidiaries shall have made such payments(s) or shall have agreed that such amounts are due

                               SCHEDULE 3.01(J)
                           ENVIRONMENTAL LITIGATION

    Environmental Litigation/Liabilities:

    Louisiana Department of Environmental Quality
    Issuance of Order to Close OC-0214 (Storm Water Retention pond)
    Recision of Order To Upgrade OU-0131 (Application to upgrade storm water permit to solid waste management permit)

    Occupational Safety and Health Review Commission
    Docket No. 94-1740
    Resolution of Settlement Agreement to OSHA Citation issued April 22, 1994
    Re:   Alleged failure to provide information to USWA on a timely basis.

    Occupational Safety and Health Administration
    Proposed Penalties From Inspection No. 107630428
    Citation and Notification of Penalty Issued April 4, 1995

    U.S. Environmental Protection Agency (Region 6)
    Multi Media Compliance Inspection (June, 1994)
    Case Development Inspection (February, 1995)

    Consent Agreement and Order among
    Tennessee Department of Environment and Conservation,
    Tennessee Valley Steel Corporation and Southern Alloys and Metal
     Corporation

                               SCHEDULE 3.01(K)
                           LITIGATION AND JUDGMENTS

    See attached litigation schedule.

                               SCHEDULE 3.01(M)
             INDEBTEDNESS TO AFFILIATES (OTHER THAN SUBSIDIARIES)

    None.

                               SCHEDULE 3.10(P)
                                    ERISA

    1. The Company has not filed Form 5500's with respect to the following Welfare Benefit Plans for the years 1990-1993: life insurance, accident, death and dismemberment, dental, medical, accident and sickness and educational reimbursement.

    2. The "Bayou Steel Defined Benefit Plan" was voluntarily terminated in
1985.

                               SCHEDULE 3.01(U)
                                LABOR DISPUTES

    1. On March 21, 1993, the United Steel Workers of America ("USWA") initiated a strike by its 337 bargaining unit employees against the Company. The strike remains unresolved.

    2. The USWA has asserted that it is the certified collective bargaining representative of the bargaining unit of production and maintenance employees of Tennessee Valley Steel Corporation ("TVS"), and that the Company is a successor employer to TVS under the National Labor Relations Act. The USWA has made a continuing request that the Company recognize its status as the certified collective bargaining representative and negotiate a new collective bargaining agreement applicable to the bargaining unit.

                               SCHEDULE 3.01(V)
                                    BROKER

    1. The Company has agreed to pay Chemical Securities, Inc., BT Securities Corporation and Allen & Company Incorporated a fee for investment banking services rendered in connection with the transactions contemplated by the Agreement and the Other Agreements.

                               SCHEDULE 3.01(X)
                             CONDUCT OF BUSINESS

    The Company is engaged in the business of manufacturing steel and steel products.

                                SCHEDULE 4.09

                           BAYOU STEEL CORPORATION

                          CURRENT LITIGATION REPORT

    *7. File No. 90137
        LMN
    MICHAEL MCCOY V. BAYOU STEEL CORPORATION (OF LA PLACE) NO. 85-246 "G" (7/23/85): Claim for $2,000,000 pursuant to the Federal Employers Liability Act ("FELA") by former employee of Bayou for injuries sustained in the course of operating railway system. Bayou's insurance company has taken over Bayou's defense. The FELA claim was dismissed and Bayou is paying Workmen's Compensation benefits to the plaintiff which, are fully covered by insurance. On 3/4/94 BSC was served with claim for compensation in the Louisiana Office of Workers Compensation, District 7, Docket 94-00334, claiming that the insurer was "refusing to pay necessary medical expenses" arising out of an accident on 12/14/84. Matter referred to the insurance carrier. Answer filed in Office of Workers Comp 4/19/94. Pretrial conference 8/9/94. Hearing on default 5/27/94. In discovery.

    *18. File No. 86135
         LMN
    JOHN E. FRIAR, ET AL. VS. CATERPILLAR, ET AL. (1986) 40th Judicial District, St. John the Baptist Parish, Louisiana, Cause No. 17,062, Div. "A".

    The lawsuit arises out of an accident on or about 9/22/83 in which John Friar, a BSC employee, suffered a knee injury in a forklift accident, and is suing Caterpillar and others. Bayou's insurer has intervened: In pretrial appeal. Not come to trial. On 10/28/88, the Louisiana Supreme Court denied a Writ of Certiorari removing Caterpillar from the matter. Friar has not yet moved to proceed further against BSC. Summary Judgment motion by Boyce Machinery, seller of the forklift, heard 2/26/93. Opposition filed 3/8/93. Denied 4/7/93. Request for Notice of Trial and other matters filed 7/29/93; no action since. Friar's lawyer expects to reset matter for trial "in future". Supplemental earnings benefits being paid from 3/14/86 to date @ $404.50 every two weeks and will continue for 84 weeks from August 1994. Friar seems to be "Vanishing" (10/94). Status conference to be rescheduled. Pretrial order 03/01/95 SETS TRIAL AT 10/16/95; discovery completed by 9/1 and 9/15 (defendants) among other discovery and pleading matters.

                                      -1-
    *25. File No. 88008
         LMN -- NONE
    SEVERA JOSEPH V. BSC AND ABC INSURANCE COMPANY (1988) 40th Judicial District, Parish of St. John the Baptist, Louisiana, Case No. 22457.

    The lawsuit seeks $750,000 in damages for personal injuries to Joseph, an employee of A-3M Vacuum Service, Inc., who allegedly was injured assisting in the load of steel into a barge on the Mississippi River. A jury trial is requested. In discovery. Being defended by insurance carrier. Summary Judgment Motion filed by BSC. Opposed by Joseph and continued and still continues. A valid "Statutory Employee Defense" appears to exist. Travelers Insurance moves to intervene on behalf of longshoremen, granted 9/23/91. Settlement offer of $1,500 rejected. Waiting for prescriptive period to run; hen, insurers will file motion to dismiss for want of prosecution (3/25/94).

    *50. File No.
         LMN NONE
    GLEN MATTHEWS VS. BSC

    Lawyer"s letter dated January 30, 1990, regarding March 23, 1989 accident received and forwarded to our insurance carrier. Settlement discussions.

    *63. File No. 91159
         LMN Insurance Carrier
    ROBERT L. TATUM V. BSC (1991)

    40th Judicial District Court, St. John the Baptist (LA) Parish.

    Summons and Complaint served on statutory agent on 12/13/91. Tatum, an employee of E&N Contractors Inc., claims injury on 12/14/90 when a truck he was operating was struck by railroad car operated by remote control by an unknown Bayou employee. Unspecified injuries in excess of $20,000 are claimed as result of claimed negligence. Referred to and being defended by insurance carrier. Bastian & Wynn, New Orleans, assigned as counsel 1/6/92. Answer filed 3/4/92. Third party complaint 3/4/92 filed by BSC against E&N Contractors for indemnification. Third party answer not yet filed. In discovery. No trial setting expected before end of 1993. No corporate exposure beyond insurance coverage expected. Tatum's deposition 3/11/93. Tatum has returned to work as of 9/92 and except for the period between 12/90 and 9/92 has sustained no loss of income and probably no future loss. Case on hold, awaiting settlement offer from insurer.
                                      -2-
    *70. File No. 93007(a)
         LMN
    BSC VS. UNITED STEELWORKERS OF AMERICA, LOCAL 9121 AND RONALD FERRARO, INDIVIDUALLY AND AS PRESIDENT OF LOCAL 9121 (1993) 40th Judicial District Court, St. John the Baptist Parish (La), No. 30676, Division C.

    Verified Petition, Rule to Show Cause, and Memorandum, seeking Temporary Restraining Order and/or Preliminary Injunction restraining defendants and members from engaging in seven general types of activity [(a) interfering with persons attempting to enter or leave the La Place facility by threats of violence, etc., (b) congregating or massing near entrances or exits so as to obstruct and impede the free use of exits and entrances by vehicles or persons,
(c) engaging in picketing, patrolling, or congregating near the facility except by not more than two persons at each entrance and or other peaceful activities,
(d) placing tacks, nails or other foreign objects in the roads leading to the facility, (e) damaging vehicles or property maintained by BSC or its customers, employees, etc., (f) causing injury or threatening to cause and, (g) trespassing on private property.] during strike FILED 3/23/93; Stipulate Injunctive Order signed by Court 3/24 permits five pickets at main gate, controls vehicle approaches, etc., three pickets at other gates, standby pickets, etc.; prohibits threatening intimidating conduct, damage to property and trespassing and other matters. Violations of Order attended at status conference 3/26/93, hearing on TRO 3/29/93. Injunctive Order (II) 3/30/93 further prohibits Union from stopping vehicles or congregating in certain designated areas. Defendants Exceptions filed 3/29/93. First Rule for Contempt and Memorandum in Support filed 4/22/93. Hearing 5/7/93 per ORDER 4/39/93. Order 5/7/93 (or 5/10/93) expands prior Order-orders picketers "to refrain from standing still in front of or within ten feet of any vehicle entering or leaving plant; Second Order 5/7/93 (5/10/93) orders three (Schobel, Roussel and Martin) and the Union to perform community service. Contempt hearing 9/24; decision reserved. JUDGMENT 10/8/93 orders five days jail time for three strikers; six days community service for 3 others; 60 hours community service for Union; 12 assorted warnings dismisses six complaints; clarifies prior (3/23 and 3/30) Orders by limiting one pass in front of vehicles in 90 seconds, prohibiting picketing of security guards and all physical engagement between guards and strikers. Status conference 11/29/93 before Judge Daley. Second Rule (motion) for contempt to stop continuing harassment and picket line misconduct between 10/6/93 and 1/31/94 filed 2/8/93; hearing 3/9/94. Union files Motion for Contempt based on 1/19/94 incident. Hearing 3/9 continued to 3/25/94. BSC filed exception to Union motion on 3/16/94. Hearing 3/25 didn't finish and will continue 4/15/94. Two picketers off-line for 60 days; decision reserved on other matters. Decision judgment 5/6/93 orders jail time for 8 strikers, community service for 1; bars two strikers from picket line and
                                      -3-

prohibits picketing of pedestrians. Third Rule (motion) for contempt to stop picket line misconduct, threats, maintenance of structures, etc. between 3/1/94 and 7/9/94. Status conference 8/8/94. Hearing on contempt order 9/6/94. Preliminary motions filed by 8/19/94 will be heard 9/1/94. Amendment to contempt (third rule) motion filed by BSC 8/18/94. Decision reserved by Judge Daley. Motion to Modify Restraining Order to allow Schobel & Walker to return to line 9/18/94 to be heard 10/14/94. Motion to Continue 10/14 date filed by BC 10/7/94; Judgment by Judge Daley 9/22 received 10/3; orders Hedricks of BSC to 40 hours community service; decision also orders 208 hours community service for 13 strikers (from 8 to 48 hours). BSC files motion (11/2/94) to permit Hedricks to perform community service by 9/22/95 a/c Haiti assignment. Order signed by Judge Daley 11/2/94. Rule for contempt regarding Pat Sellars set for 04/05/95 is continued without date and Judge Daley recesses himself 03/28/95. Picket line accord regarding new gate reached before Judge Daley 05/04/95. Order entered 5/6/95.

    *71.3 File No. 93007(b)
          LMN PCM-112
    U.S.W.A. VS. BSC (1993) National Labor Relations Board (NLRB), Case No. 15-CA-12133, 12441, 12528, 12431, 12609.

    Filed 5/4/93; amended 5/20/93 and 7/15/93. Steelworkers charge failure to bargain in good faith by (1) failing to submit a contract proposal, (2) insisting on language rendering portions of contract unenforced, (3) insisting on proposals unlawfully limiting Union activity on company time, (4) making final offer on 3/20/93 stating a less favorable offer would be implemented in three days, if not accepted, (5) falsely declaring an impasse, (6) threatening to implement an offer absent an impasse, lawful or otherwise, (7) making regressive proposals without lawful justification, (8) reneging on tentative agreements by failing to include them in final proposals and altering their terms, (9) refusing to provide info re bargaining, names of personnel to be discharged, or disciplined for strike related misconduct, (10) insisting it wouldn't provide (9) info unless new contract was ratified, (11) failing to provide negotiators with authority to negotiate, (12) failing to timely respond to Union requests for point by point response to Union proposals, (13) refusing to enter into tentative agreements on noneconomic issues with potential cost implications on the ground that agreement on such issues must await economic bargaining and (14) continually being late or unprepared at negotiating sessions, (15) making illusory contract concessions, (16) insisting on contractual provisions enabling the Company to reopen the contracting out clause while denying the Union the right to strike, (17) raising new demands at advanced states of bargaining, (18) engaging in a per se refusal to negotiate concerning an incentive plan, (19) claiming that the filing of the initial ULP charge in this case constituted an obstacle to

                                      -4-

negotiations, (20) refusing to bargain because the Union had filed such charge, (21) offering regressive proposals in retaliation for the filing of such charge, (22) attaching preconditions to the making of proposals. Meeting with NLRB investigator 7/26. Decert petition filed (15-RD-715) by BSC employee in abeyance. Withdrawn 8/31/93 with approval of Regional Director. Response submitted 7/27/93. Decision awaited; not expected until end of year. Supplemental materials submitted to NLRB 12/6/93. Oral argument 12/14/93. Decision expected by 12/17/93 or shortly thereafter. (23) On 12/30/93 USWA filed charge vs. BSC alleging violations of Sec. 8(a)(5) and 8(d) by refusing to reduce to writing certain statements made by H. M. Meyers at a meeting with Governor Edwards at an 8/25/93 meeting at the Governor's mansion.
(15-CA-12431) Response to NLRB made 1/7/94. (24) On 1/13/94 filed charge vs.
BSC alleging violations of Sec. 8(a)(1)(5) by refusing access to Union's safety and health inspector on 8/16/93 and has refused to provide Union with other representative information since 8/16/93. (15-CA-12441). On 12/20/93 allegation (10) and part of (9) dealing with names of bargaining unit personnel are withdrawn with NLRB approval. Settlement agreement signed
2/10/94 settles charges (3), (4), (6), (7), (8), (16), (17) and (21).
(15-CA-12133) Letter received on 3/1/94 dated 2/28/94, corrected dated 3/2/94 dismissing charges (1), (2), (5), (9), (11), (12), (13), (14), (15), (18),
(19), (20) and (22). Appeal period expires 3/16/94. USWA moves to extend time to appeal to 4/5/94. BSC opposes 3/9/94. NLRB grants extension to 4/5/94 on 3/8/94. On 3/3/94 received letter dated 3/2/94 which also dismisses charge
(23) (#15-CA-12431). (25) On 3/21/94 USW filed charge vs. BSC stating that on 3/18/94 BSC violated Sec. 8a(1)(3) and (5) by insisting on new bargaining demands relating to return to work which violated a tentative agreement entered into on 3/12/94. (15-CA-12528) USWA has appealed dismissal of charges (1), (2),
(5), (9), (11), (12), (13), (14), (15), (18), (19), (20) and (22) as of 4/6/94.
NLRB acknowledges receipt 4/11/94. BSC responds to charge (24) on 4/13/94. On 5/16/94 Union files charges (26) that since 4/94 BSC has refused to pay strikers vacation benefits earned in 1992, immediately prior to going on strike, coercing employees in the exercise of their Section 7 rights and violating Section 8(a)(3). (15-CA-12609). On 12/14/94 NLRB denies appeal of USWA substantially for reasons stated in 3/2/94 letter. NLRB specifically finds no bad faith bargaining re incentive plan by BSC (18) and that BSC did make a complete contract proposal. Union petitions for reconsideration 12/28/94. BSC response to charges
(25) and (26) filed with NLRB on 1/20/95. On 2/14/95 NLRB refuses to proceed further in respect of charge (26) and charge (25), also determines that (26) is time barred. Posting of settlement agreement in (15-CA-12133), (3), (4), (6),
(7), (8), (16), (17), (21), 12441 (24) and 12528 (25). On 02/28/95 Union files appeal with General Counsel NLRB of Regional Directors refusal to issue Complaint on (26)-15-CA12609 regarding vacation benefits.

                                      -5-
    *72. File No. 93007(c)
         LMN PCM-115
    BSC VS. OFFICE OF EMPLOYMENT SECURITY (1993) Louisiana Department of Labor Office of Employment Security, Docket No. H00550AT93 HARRY ABADIE, ET AL. VS. BSC, 40th Judicial District Court, St. John the Baptist Parish, LA, No. 31262 (APPEAL). KERN T. ADAMS, ET AL. VS. BSC, 29th Judicial District Court, St. Charles Parish, Louisiana, Case No. 41634-D (APPEAL). ANDREW EALY V. BSC, 23rd Judicial District Court, Ascension Parish, Louisiana, Case No. 005206 (APPEAL). RUSSEL BOURGEOIS VS. BSC, 23rd Judicial District Court, St. James Parish, Louisiana, Case No. 22195 (APPEAL). TODD CHASSION VS. BSC, et al. 24th Judicial District Court, Jefferson Parish, Case No. 452-835 (APPEAL). TOMMY FERGUSON VS. BSC, ET AL., 21st Judicial District Court, Livingston Parish, Louisiana, Case No. 69436 (APPEAL). DANIEL C. BENNETT, ET AL. VS. BSC, ET AL., 22nd Judicial District Court, St. Tammany Parish, Louisiana, Case No. 93-13263 (APPEAL). JOSEPH BROWNING VS. BSC, ET AL., 21st Judicial District Court, Tangipahoa Parish, Louisiana, Case No. 9302565 (APPEAL). CHARLES KYZAR V. BSC, 21st Judicial District, Case No. 9302857 (APPEAL). Fifth Circuit Appeal District Court No. 94-CA-00322.

    Appeal and Petition, filed 5/11/93, for administrative review of Secretary Gayle Truly ("Truly")'s decision awarding unemployment compensation to approximately 250 strikers engaged in labor dispute at La Place. Hearing before Administrative Law Judge Dennis Dykes, May 24, 1993, begun and adjourned; resumed 6/18/93. Subpoenas requested, served on Hibernia Bank, U.S.W.A. District 36 and Local 9121. Memorandum of Law submitted 7/2/93. Decision expected by 7/9/93. Decision 7/9 disqualifies strikers for unemployment compensation. Strikers, through Union attorney, appeal on 7/14/93. Union brief 7/16/93. BSC statement and memo 7/22. Board Review (OES) Affirms Administrative Law Judge Decision 8/4/93. Appeal to 40th Judicial District Court served on statutory agent (CT) 8/13/93. Answer and Request for Notice filed 8/16/93. Appeal to 29th Judicial District Court served on statutory agent 8/24/93. Motion for Extension of Time filed in KERN to allow 15 days from time State files administrative record to respond to pleading (9/3/93). APPEAL to 23rd Judicial District Court EALY served on statutory agent 9/8/93. APPEAL to 23rd Judicial District Court BOURGEOIS served on statutory agent 9/1/93. APPEAL to 24th Judicial District Court Chaisson served on statutory agent 9/1/93. Notice Letters from Department of Labor re appeals in BOURGEOIS, EALY and CHAISSON received (9/9/93) and in FERGUSON, BROWNING, BENNETT received 9/20/93. Motion For Extension of Time filed in CHIASSON, EALY, BOURGEOIS, and FERGUSON, BROWNING, BENNETT, similar to KEARN 9/13/93, appeal to 21st Judicial Court (Tangipahoa) filed by CHARLES KYZAR individually on 9/16/93, received 10/15/93 by statutory agent. Period to file administrative record by Department of Labor elapsed 10/12/93, but will be filed shortly. Joint Motion to Stay All Proceedings except St. John the Baptist
                                      -6-

action (31-262) to be filed shortly. Motion to Dismiss Kyzar appeal
10/28/93 on basis of prescription and pending other action. Answer in ADAMS, BENNETT, BOURGEOIS, BROWNING, CHIASSON, EALY, FERGUSON filed 11/24/93. Administrative record filed. Request status conference with Daley in Abadie 31-262 11/23/93. Stay Orders entered on 11/18/93 in ADAMS, BENNETT, BOURGEOIS, EALY, FERGUSON and CHIASSON on 11/19/93; BROWNING 11/23/93. State Answer 11/12/93 seeks reversal of Board of Review decision and a change in Louisiana law re striker eligibility for compensation. Supreme Court of Louisiana appoints retired Judge William V. Redman as judge ad hoc in the matter to take, hear and dispose of it. Our brief is due 12/20/93, one week after union's brief due. All briefs and rebuttals filed on 12/23/93, including brief on behalf of Department of Labor. Motion to reseal documents filed 12/20/93 unopposed by Department of Labor. Decision of Board of Review affirmed by Judge Redman of 40th Judicial District Court and filed on 12/28/93 and received 1/7/94. Administrator can appeal to Louisiana Court of Appeals or U.S. Court of Appeals, 5th Circuit, or file motion for new trial. Must be filed by 3/14/94. Motions filed to reseal materials originally filed under seal by 40th District Court, filed in all district courts. Orders signed in ADAMS 1/5/94; BOURGEOIS 1/6/94; BROWNING 1/3/94; Chaisson 1/5/94; FERGUSON 1/14/94 and EALY 1/11/94.
Dept. of Labor files appeal notice 1/21/94 to 40th JDC, motion for devolutive appeal; Union appeal petition received 1/28/94; Union opposition to motion to reschedule and BSC reply filed with Judge Redman 2/2/94. Judge Redman signs Order resealing documents 2/2/94. Order giving clerk 30 days more time to file record on appeal entered 4/5/94. Fifth Circuit Order 5/4/94 notes filing of transcript. DOL brief due 5/31/94; BSC brief due 6/20/94. Oral argument requested by BSC 5/16/94. Appellants brief filed 5/31/94. Dept. of Labor brief filed 5/28/94. Our brief filed 6/20/94. D of L reply brief 6/28/94. Oral argument 9/29/94. Decision reserved. Decision reserved. Decision affirmed by 5th Circuit 10/25/94. Union and Labor Dept. say they will appeal, or ask for cert. Rehearing must be requested by 11/8/94; review petition to Louisiana Supreme Court by 11/24/94. Union Writ Application filed 11/23. BSC response filed 12/30/94. Supreme Court denies both writs 2/3/95. Matter completed. Motion to dismiss ADAMS, EALY, BENNETT, BROWNING, BOURGEOIS, CHIASSON and FERGUSON filed May 5, 1995. On May 5, 1995 Louisiana Labor Department files Writ of Certiorari with U.S. Supreme Court (received 5/8/95). AFL-CIO asks for permission to file amicus brief in support of cert. petition. BSC declines 5/16/95. Labor Department files motion to stay BSC motion to dismiss ADAMS, EALY, BENNETT, BROWNING, BOURGEOIS, CHIASSON & FERGUSON on 5/8/95. BSC opposes 5/17/95 because on 5/16/95 BSC filed motions to postpone motion to dismiss in related actions. Abadie case stayed.

    *74.1 File No. 93008(b)
          LMN SAS-132
                                      -7-

    U.S. (DEPT. OF LABOR) OCCUPATIONAL SAFETY & HEALTH ADMINISTRATION (OSHA) VS. BSC (1993) Citation Inspection 102281888; OSHRC Docket #94-0416, Region 6, Case #940059

    Citation and Notification issued 12/22/93 (received 12/27/93) arising out of inspection of La Place facility 6/28/93 _ 11/24/93. Contains three (3) serious and three other violations of OSHA regulations and seeks $5,625 (three serious) in penalties. Serious violations claim lead dust exposures in changehouse lavatory and melt shop break room. Abatement dates for serious violations are 1/12/94 and 2/10/94. Other violations related to fire prevention programs, area lead exposure and require abatement dates of 2/10/94 and 1/5/94. Notice of Contest 1/19/94. Complaint received 2/10/94. Answer filed 2/23/94. Notice of Docketing and Assignment of review commission Judge (Louis G. LaVeccia) dated 4/8/94, received 5/11/94 from Atty. Robert Goldberg. Meeting 6/17/94. Hearing 11/17/94. Union elects party status 9/23/94. Motino to shorten time to take discovery 11/9/94 returnable 11/14/94. Working on resolution and Settlement Agreement to reflect more of three "serious" to "other" violations, vacate one "other" violation, reduce penalties to $4,125. Settlement agreement signed by BSC 1/2/95. Notice of Order and Report 02/10/95 docketed 02/17/95 approving Settlement Agreement will become final 03/20/95, unless OSHRC directs otherwise. Petition for discretionary review has to be filed by 03/09/95.

    *74.3 File No. 93055
          LMN SAS-129
    U.S. (DEPT. OF LABOR) OCCUPATIONAL SAFETY AND HEALTH ADMINISTRATION (OSHA) VS. BSC (1994) Citation Inspection 107631921; OSHRC Docket.

    Citation and Notification issued 4/22/94; received 4/26/94 arising out of an inspection at La Place facility between 1/19/94 and 4/6/94. Citation charges one willful violation and seeks $35,000 in penalty and immediate abatement; charges BSC did not provide access to exposure records within 15 working days nor inform Steelworkers Local 9121 of reason for delay. Notice of contest 5/9/94. Answer and Affirmative Defenses filed 7/5/94. U.S. WA. "elects" party status 9/20/94. Settlement Agreement March 15 and 24, 1994 deletes willful classification to a "Section 17", provides for $14,000 penalty and withdrawal of notice of contest.

    *74.4 File No. 94034
          LMN SAS-134
    BSC V. REICH (1994) Eastern District of Louisiana. In the matter of Establishment Inspection of BSC. Misc. No. 94-2357.

    OSHA inspection requested 7/21/94 per inspection warrant dated 7/18/94, but not disclosed until 7/21/94. BSC files Motion to Stay or Quash warrant 7/21/94 and for expedited hearing 7/21/94. Hearing 7/29/94. Rescheduled. U.S. Labor Dept. moves to judge BSC
                                      -8-

in contempt of warrant 7/27/94. Hearing 8/18/94. BSC motion opposing contempt and support of motion to quash 8/10/94. Working on resolution of matter. Agreement reached 9/9/94 letter from DOL accepted by 9/12/94 letter from BSC. Motion to quash warrant withdrawn; motion for contempt withdrawn. Inspection of plant to be set. BSC moves to withdraw or dismiss motion to quash warrant 9/19/94. Settlement Agreement signed 9/27 and Inspection Protocol reached. Wall-to-wall inspection completed resolution awaited. Proposal penalty $160,000 to be negotiated.

    *77. File No. 93029
         LMN
    EVAN J. ROUSSEL, SR. VS. GAYLE F. TRULY, ADMINISTRATOR OF THE LOUISIANA OFFICE OF EMPLOYMENT SECURITY AND BSC (1993), 24th Judicial District Court, Jefferson Parish, Case No. 453-823

    Attorneys letter and Petition were served on BSC's statutory agent by regular mail (no postmark) on 9/28/93, and received at BSC Dallas, TX on 9/29/93. Plaintiff, former employee (separated on 5/13/93 and nonstriker has appealed denial of unemployment compensation benefits rendered 8/13/93. Answer filed 10/13/93. CT served 2/7/94 with administrative record an Dept. of Labor's opposition to the Appellate Court. New Orleans Legal Assistance Corporation requests notice of orders, hearings etc. Rule to show case 2/24/94 sets hearing on 4/6/94. Our brief due 3/31/94. Office of Employment Security brief 3/29/94 favors our position. BSC memo of law filed 3/30/94. Judgment affirmed 4/14/94.

    *78. File No. 93052
         LMN
    SIMON VS. C&C MARINE, INC. AND BSC, Docket #31918, 40th Judicial District Court, St. John the Baptist Parish, LA

    Citation, Petition for Wrongful Death and Survival Action, Interrogatories and Document Production Request were served on our statutory agent on 2/11/94. The lawsuit arises out of an accident on 5/26/93, on a barge docked at BSC's facility during which one Mark Simon, the plaintiff's son, was killed. Unspecified damages are claimed. Answer due by 3/30/94. Rice Fowler, insurance counsel, on board. First supplemental and amending petition per order 5/26/94. Archer Daniels and America River Transport Co. (barge owners) file complaint for exoneration 6/30/94 in Federal Court (EDist. Louisiana). Also, on 6/30/94 U.S.D.C. E. Dist. Louisiana issues stay of claims against barge owners. Settlement discussions, BSC liability limited under Long Shoreman's Act to $3,000. Settlement 03/14/95. ADM/AR&CO $11,000, C&C Marine $1,000 and BSC
$3,000. Case to be dismissed if payment made by 05/10/95. Mrs. Simon filed claim on U.S. Department of Labor; settlement needs to be re-worked as of 03/24/95.
                                      -9-
    *80. File No. 94014
         LMN
    ESQUIVEL VS. SOUTHERN PACIFIC AND BSC, U.S. District Court, Central District of California (Los Angeles), Cause No. CV-94-1079-SVW (EEX)

    Summons, Complaint and Notice of Assignment papers were served on BSC's statutory agent in Baton Rouge, Louisiana, by overnight courier on June 8, 1994. A response is due by JUNE 29, 1994. The lawsuit is brought by Enedina Esquivel, a citizen of Mexico, and mother and sole heir of Jose Octavio Esquivel. Jose was found dead in a Southern Pacific gandola rail car on September 14, 1993 by an employee of Johanessen Trading Co., Commerce, California. According to the Complaint, the three men were crushed by a shifting load of steel beams. The Complaint contends that although it is unknown where Jose boarded the rail car, the train originated in La Place, and alleges that both Southern Pacific and BSC were negligent in loading and transporting steel I beams in violation of federal regulations, which negligence caused Jose's death. Damages of $1 million, costs of suit and other proper relief are claimed. Insurance counsel is Schaffer & Lax (Los Angeles), Clifford Schaffer and David Frishman. Answer filed 7/29/94. In discovery. $175,000 settlement demand made. Settlement authority $50,000 given by insurers; $30,000 offered. Trial 4/11/95. No reply. Settled for $40,000 per
B. Verette on 12/7/94. BSC will participate in discovery for background.

    *81. File No.
         LMN
    STATE OF LOUISIANA (DEQ) V. BSC (1994) Department of Environmental Quality Notice of Violation #AE-N-94-0098

    On 6/9/94, BSC and BSC's statutory agent received a letter dated 6/3/94 from DEQ regarding compliance inspections conducted 2/23, 2/25 and 2/28, 3/2, 3/7 and 3/8/94 at the La Place minimill which revealed that (1) four fuel storage tanks and six natural gas heaters were installed without applying for permits from the Air Quality Division in violation of LAC 33:III.501.C.2., and
(2) airborne fugitive emissions were noted from "various places" in violation of LA 33:III.1305. It was also noted that three fugitive emission sources and the furnace disposal of filters and clothing had not been addressed in BSC's 12/93 revised permit application. Response is requested by 7/11/94. No specific civil penalties are demanded, but Department reserves the right to seek them.
                                      -10-
    *83. File No. 94048
         LMN
    JAMES L. STROUP V. BSC, Docket #94-08723, District 06, State of Louisiana, Office of Workers' Compensation Programs, Sixth Compensation District.

    Complaint filed 11/7/94 arising out of 5/14/94 injury for benefits under the Longshore and Harbor Workers Compensation Act. Answer 1/27/95. Notice of Pretrial 3/7/95 @2pm. Pretrial Statement rescheduled to 03/07/95. Defended by carrier. In Discovery. Status conference 04/18/95.

                                      -11-
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                                SCHEDULE 4.20

                         TRANSACTIONS WITH AFFILIATES
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